STOCK PURCHASE AGREEMENT

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                                ACNB CORPORATION

                         ACNB ACQUISITION SUBSIDIARY LLC

                                       AND

                          RUSSELL INSURANCE GROUP INC.

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                               NOVEMBER 19 , 2004











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                                             TABLE OF CONTENTS

                                                                                                               Page

SECTION 1.  Certain Definitions...................................................................................2

SECTION 2.  Closing, Effective Time...............................................................................5

SECTION 3.  Purchase Price and Payment Terms......................................................................6

SECTION 4.  Representations and Warranties of ACNB Corp and Acquisition Subsidiary...............................14

SECTION 5.  Representations and Warranties of RIG and RIG Shareholder............................................19

SECTION 6.  Covenants of RIG and RIG Shareholder.................................................................38

SECTION 7.  Covenants of ACNB Corp and Acquisition Subsidiary....................................................46

SECTION 8.  Conditions to the Obligations of ACNB Corp, RIG, and the RIG Shareholder ............................47

SECTION 9.  Termination..........................................................................................53

SECTION 10.  Effect of Termination...............................................................................54

SECTION 11.  Expenses............................................................................................54

SECTION 12.  Confidentiality.....................................................................................55

SECTION 13.  Survival of Representations and Warranties, Etc.....................................................56

SECTION 14.  Employees...........................................................................................56

SECTION 15.  Officers............................................................................................57

SECTION 16.  Indemnification.....................................................................................57

SECTION 17.  Entire Agreement....................................................................................61

SECTION 18.  Publicity...........................................................................................61

SECTION 19.  Amendment and Waiver................................................................................61

SECTION 20.  Governing Law.......................................................................................61

SECTION 21.  Communications......................................................................................61

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
SECTION 22.  Successors and Assigns..............................................................................62

SECTION 23.  Interpretation, Headings, Etc.......................................................................63

SECTION 24.  Severability........................................................................................63

SECTION 25.  No Third Party Beneficiary..........................................................................63

SECTION 26.  Counterparts........................................................................................63

SECTION 27.  Further Assurances..................................................................................63

SECTION 28.  Disclosure Schedules................................................................................64

EXHIBITS

EXHIBIT 1         RIG Employment Agreement

EXHIBIT 2         Form of Richard Solomon Legal Opinion

EXHIBIT 3         Form of Shumaker Williams, P.C. Legal Opinion

EXHIBIT 4         Form of Non-Producer Non-Compete and Non-Solicitation Agreement

EXHIBIT 5         Form of Producer Non-Compete and Non-Solicitation Agreement


ANNEXES

Annex 3.7(2)      RIG Measurement Report

Annex 8.2(27)     Lease Agreement

Annex 8.2(30)     Commingling Letter

SCHEDULES

Schedule 4.2      Organization and Good Standing

Schedule 4.4      Compliance with Laws; Governmental Authorizations

Schedule 4.8      Brokers

Schedule 4.10     Regulatory Approvals
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Schedule 5.1      Corporate Organization and Qualification

Schedule 5.2      Authorized Capital

Schedule 5.3      Title

Schedule 5.6(1)   Financial Statements

Schedule 5.6(3)   Material Liability

Schedule 5.7      Absence of Certain Changes or Events; Undisclosed Liabilities

Schedule 5.9      Litigation

Schedule 5.11     Contracts

Schedule 5.12(7)  Labor and Employment Matters

Schedule 5.13     Employee Benefit Plans

Schedule 5.15(2) Compliance with Applicable Laws; Insurance Producer, Agent or Broker List

Schedule 5.16     Brokers

Schedule 5.19     Insurance

Schedule 5.20     Dividends and Distributions

Schedule 5.22(1)  Policy Holders

Schedule 5.22(2)  Policy Holder Notices

Schedule 5.25     Powers of Attorney; Guarantees

Schedule 5.26     Software

Schedule 5.33(2)  Intellectual Property

Schedule 5.36     No Liens

Schedule 5.39     Assumability of Contracts

Schedule 5.42     RIG Transaction Fees and Expenses

Schedule 5.43     Licenses and Qualifications

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Schedule 5.44     Inquires

Schedule 5.46     Insurance Producers

Schedule 5.47     Certificates of Authority

Schedule 5.48(1)  Insurance Products

Schedule 5.48(2)  Claims and Service Agreements

Schedule 6.9      Distributions and Dividends



                                       iv
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                          STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement is made and entered into as of November ____, 2004, among ACNB Acquisition LLC, a Maryland limited liability company ("Acquisition Subsidiary"), ACNB Corporation ("ACNB Corp"), a Pennsylvania corporation and Russell Insurance Group, Inc. ("RIG"), a Maryland corporation and Frank C. Russell, Jr., an adult individual (individually as "Seller" or the "RIG Shareholder") (each a "Party") (all parties are collectively referred to as the "Parties") (the "Agreement").

                                   WITNESSETH:

         WHEREAS, the RIG Shareholder and the respective Boards of Directors of ACNB Corp, Acquisition Subsidiary and RIG have each determined that it is in the best interests of their respective companies to consummate the transactions provided for in this Agreement and the Exhibits, Annexes, and Schedules hereto in the manner provided herein;

         WHEREAS, ACNB Corp has organized and shall capitalize Acquisition Subsidiary with sufficient funds as ACNB Corp's direct, wholly owned subsidiary prior to the effectuation of the transactions contemplated by this Agreement and the Exhibits, Annexes, and Schedules hereto;

         WHEREAS, as a condition to ACNB Corp's, Acquisition Subsidiary's and RIG's entry into this Agreement and to induce such entry, Frank C. Russell, Jr., an adult individual and officer, shareholder, or employee of RIG is entering into an Employment Agreement with Acquisition Subsidiary (the "Employment Agreement") attached hereto as Exhibit 1 with such Employment Agreement becoming effective on the Effective Date;

         WHEREAS, the RIG Shareholder collectively owns all of the issued and outstanding shares of common stock, par value $ 0.00 per share of RIG (the "RIG Shares");

         WHEREAS, the RIG Shareholder desires to sell the RIG Shares to the Acquisition Subsidiary and the Acquisition Subsidiary is willing to purchase the RIG Shares from the RIG Shareholder, for the consideration and on the terms and conditions set forth herein;

         WHEREAS, RIG has a vested interest in the transactions contemplated by this Agreement and is a Party to this Agreement in order to make certain representations and warranties to Acquisition Subsidiary and ACNB Corp;

         WHEREAS, the RIG Shareholder has a vested interest in the transaction contemplated by this Agreement and is a Party to this Agreement in order to make certain representations and warranties regarding RIG to Acquisition Subsidiary and ACNB Corp and to provide certain undertakings, covenants, and agreements;

         WHEREAS, at Closing the RIG Shareholder shall sell, assign, transfer, and convey to Acquisition Subsidiary and Acquisition Subsidiary shall purchase from the RIG Shareholder, all of the RIG Shareholders' rights, title, and interest in and to the RIG Shares, free and clear of all liens and encumbrances, against payment of the Purchase Price (as defined herein);and

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         WHEREAS, the Parties hereto agree that this transaction shall qualify as a Qualified Stock Purchase under ss.338 of the Code;

         NOW THEREFORE, for and in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, intending to be legally bound hereby, the Parties agree as follows:

                         SECTION 1. CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings indicated below. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation". Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

         "AFFILIATE"-- With respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, "control" (including with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

         "APPOINTMENT" -- A written agreement between an agent and an entity under which the agent may solicit, negotiate, make or procure insurance policies, for compensation, which are issued by the appointing entity.

         "ARMOR"- The Armor Insurance Group, Inc. located at 3203 Corporate Court Ellicott City, Maryland 21042, a wholly owned subsidiary of BUCS Financial Corporation, Inc..

         "ARMOR LOAN"- The loan made by Adams County National Bank to RIG for the purpose of acquiring Armor, in the principle amount of $709,944.00 entered into on September 29, 2004.

         "ARMOR TRANSACTION"- The asset purchase agreement entered into on September 30, 2004 by and between Armor, BUCS Financial Corporation, Inc. and RIG.

         "CLOSING DATE" -- The date and time of Closing as specified in Section
2.1 of this Agreement.

         "CODE" -- The Internal Revenue Code of 1986, as amended.

         "EFFECTIVE DATE AND TIME" - The date and time on which the transactions shall be effective as specified in Section 2.2 of this Agreement.

         "ENCUMBRANCE" -- Any lien, pledge, security interest, claim, charge, easement, limitation, commitment, restriction or encumbrance of any kind or nature whatsoever.

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         "ENVIRONMENTAL LAW" - Any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to: the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.ss.9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C.ss.6901, et seq., the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq., the Endangered Species Act of 1973, as amended, 16 U.S.C. ss.1531, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. ss.9601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.11001, et seq., the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq., and all comparable state and local laws; and any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligation for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

         "GAAP" - Generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared.

         "HAZARDOUS SUBSTANCE" -- Any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or otherwise regulated under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include, without limitation, petroleum or any derivative or by-product thereof, asbestos, radiologically contaminated material, and polychlorinated biphenyls (PCBs).

         "INTELLECTUAL PROPERTY"-- Trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable, or not in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works of authorship, whether copyrighted, copyrightable, or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code, and data); and licenses, immunities, covenants not to sue, and the like relating to the foregoing.

         "IRS" -- Internal Revenue Service.

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         "JOINT VENTURE" -- With respect to any entity, any corporation or organization (other than such entity and any Subsidiary thereof) of which such entity or any Subsidiary thereof is, directly or indirectly, the beneficial owner of 25% or more of any class of equity securities or equivalent profit participation interest.

         "KNOWLEDGE" -- As pertaining to RIG, shall mean the actual knowledge of any RIG Shareholder, or those facts that the RIG Shareholder would reasonably be expected to be aware of in the prudent discharge of his or her duties as an officer of RIG in the ordinary course of business.

         "LOSS" -- Any liability, loss, cost, damage, penalty, fine, interest, obligation or expense of any kind whatsoever (including, without limitation, reasonable attorneys' accountants', consultants' or experts' fees and disbursements).

         "MATERIAL" -- Material to the party in question (as the case may be) and its respective subsidiaries, taken as a whole.

         "MATERIAL ADVERSE EFFECT" -- With respect to a person, means any condition, event, change or occurrence that has or results in an effect which is material and adverse to (A) the financial condition, properties, assets, business, business prospects or results of operations of such person and its subsidiaries, taken as a whole, or (B) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

         "MATERIAL CONTRACT" -- Each contract, agreement, arrangement, instrument, bond, commitment, franchise, indemnity, indenture, lease, license or understanding to which RIG is a party or to which any of its properties is subject, that: (i) obligates RIG to pay an amount in excess of $15,000 in any twelve-month period beginning after October 31, 2001; (ii) provides for the extension of credit by or to RIG in excess of $15,000; (iii) provides for a guaranty by RIG of obligations of others in excess of $15,000; (iv) constitutes an employment agreement, severance agreement or personal service contract not terminable on less than sixty (60) days' notice without penalty; (v) constitutes a reinsurance agreement or treaty under which RIG is a reinsured or is the reinsurer, or (vi) expressly limits, in any material respect, the ability of RIG to engage in any line of business, compete with any person or expand the nature or geographic scope of its business. Notwithstanding the foregoing, the term "Material Contract" does not include insurance policies issued by, or agreements with insurance agents and brokers entered into by, RIG in the ordinary course of business.

         "NESMITH"- The NeSmith Insurance Group, LLC, located at 10176 Baltimore National Pike, Suite 213, Ellicott City, MD 21042.

         "NESMITH TRANSACTION"- The asset purchase agreement entered into on October 5, 2004, by and among NeSmith, Rosa NeSmith, and Russell Insurance Group, LLC.

         "NET REVENUE" -- Net revenue as that term is determined in accordance with GAAP.

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         "PERSON"-- Any individual, corporation, company, partnership (limited or general), joint venture, association, trust or other entity.

         "STATE REGULATORY AGENCY" -- Any state agency with authority to regulate the business of RIG.

         "RIG SHARES" - The issued and outstanding shares of RIG common stock, par value $0.00 per share, held by the RIG Shareholder.

         "SUBSIDIARY" -- A company is a Subsidiary of another company if 50% or more of its outstanding voting securities is owned by such other company.

         "TAXES" -- the term "Tax" (including, with correlative meaning, the term "Taxes," and "Taxable") shall mean all federal, state, county, and local income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, customs, duties, franchise, bank shares, built in gains (and state and local equivalent taxes), employment, payroll, surplus lines, withholding and other taxes, together with all interest, penalties and additions imposed with respect to such amounts.

         "TAX RETURN" -- Any return, report or information return (including elections, declarations, disclosures, schedules, and estimates) required to be filed with any taxing authority with respect to Taxes.

                       SECTION 2. CLOSING; EFFECTIVE TIME

2.1. CLOSING. Provided that all conditions precedent set forth in this Agreement shall have been satisfied or shall have been waived in accordance with Section 19 of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of ACNB Corp, 16 Lincoln Square, Gettysburg, Pennsylvania, or such other mutually agreed upon location, on such date and at such time as shall be agreed upon by the Parties, which date shall, unless otherwise agreed upon by the Parties, be the first business day of a calendar month and not be later than the 15th business day after the last approval of required governmental authorities is granted and any related waiting periods expire, but in no event later then December 31, 2004, unless extended by both Parties in writing. At the Closing, the Parties shall deliver the certificates required by Sections 8.2(1) and 8.3(1) of this Agreement, the tax forms required by Section 6.14 and such other documents and instruments as may be necessary or appropriate to effectuate the purposes of this Agreement.

2.2 EFFECTIVE DATE AND TIME. The "Effective Date" shall be the day on which the Closing occurs and the transactions provided herein shall have occurred or on such other date as mutually agreed upon by the Parties. The "Effective Time" shall be the time specified at the Closing for the transactions provided herein to be effective. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to carry out the provisions of this Agreement, the RIG Shareholder and the officers and directors of


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         each Party are hereby authorized and empowered on behalf of each Party, in the name of and on behalf of them as appropriate, to execute and deliver any and all things necessary or proper to carry out the purposes and provisions of this Agreement.

                   SECTION 3. PURCHASE PRICE AND PAYMENT TERMS

3.1      PURCHASE PRICE.

         Subject to the terms and conditions of this Agreement, Acquisition Subsidiary agrees to purchase from, and the RIG Shareholder agrees to, sell to Acquisition Subsidiary, all of the issued and outstanding RIG Shares (representing 100% of the issued and outstanding shares of RIG) for cash, payable as specified below:

                  (1) FIXED CASH CONSIDERATION. At Closing, Acquisition Subsidiary shall pay to the RIG Shareholder, by wire transfer of immediately available funds, $4,750,000.00 as shall be adjusted pursuant to
                           Section 3.1(4)(b) (the "Fixed Cash Consideration").

                  (2)      CONTINGENT PURCHASE PRICE CONSIDERATION.

                           Subject to the provisions, limitations, terms, and adjustments of Section 3.7 and Section 16 hereof, after the Effective Time, the RIG Shareholder, shall be eligible to receive additional purchase price consideration for the RIG Common Stock, as follows:

                           (a) Additional cash consideration in an amount of up to $2,882,000.00, subject to adjustment pursuant to Section 3.7(4)(a) and Section 3.7(4)(b) hereof (the "Contingent Cash Consideration").

                  (3) The Fixed Cash Consideration is sometimes referred to herein as the "Fixed Purchase Price Consideration." The Contingent Cash Consideration is sometimes referred to herein as the "Contingent Purchase Price Consideration." The Fixed Purchase Price Consideration and the Contingent Purchase Price Consideration are sometimes referred to herein collectively as the "Purchase Price Consideration." The Purchase Price Consideration is to be payable is US Currency.

                  (4)      (a)      RIG shall prepare a preliminary balance
                                    sheet and income statement as of the
                                    Effective Date setting forth all existing assets, liabilities, income and expenses of RIG including the RIG Transaction Fees
                                    (defined herein) delineated on Schedule
                                    5.42 (the "Preliminary Balance Sheet" and
                                    "Preliminary Income Statement"). Such
                                    Preliminary Balance Sheet shall be prepared in accordance with RIG's historical accounting methodologies with exceptions for specific accruals as


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                                    required by Section 5.8(3), 5.42, and 6.11
                                    purposes of estimating the net worth of RIG.

                           (b) (i) If the net worth of RIG as of the Effective Date on the Preliminary Balance Sheet is less than $118,000.00 then the Fixed Cash Consideration to be paid to the RIG Shareholder at Closing shall be reduced by an amount equal to the dollar amount by which the net worth of RIG on the Preliminary Balance Sheet is less than $118,000.00.

                                    (ii) If the net worth of RIG as of the
                                    Effective Date on the Preliminary Balance
                                    Sheet is more than $118,000.00 then the RIG
                                    Shareholder shall be permitted to withdrawal an amount equal to the dollar amount by which the net worth of RIG on the Preliminary Balance Sheet is more than $118,000.00 as delineated in Schedule 6.9 of this Agreement.

                           (c) Within thirty (30) days after the Closing Date, RIG shall prepare for review and comment by ACNB Corp a balance sheet and income statement for RIG as of the Effective Date in accordance with RIG's historical accounting methodologies with exceptions for specific accruals as required by Section 5.8(3), 5.42 and 6.11 of this Agreement (the "Closing Balance Sheet" and "Closing Income Statement").

                            (d) (i) If the net worth of RIG as of the Effective Date on the Closing Balance Sheet is less than $118,000.00 then the RIG Shareholder shall pay to the Acquisition Subsidiary within 5 business days after receipt of written notification requesting payment an amount equal to the difference between the dollar amount by which the net worth of RIG on the Closing Balance Sheet is less than $118,000.00 and the dollar amount by which the net worth of RIG on the Preliminary Balance Sheet is less than $118,000.00 as of the Effective Date.

                                    (ii) If the net worth of RIG as of the
                                    Effective Date on the Closing Balance Sheet is more than $118,000.00 then the Acquisition Subsidiary shall pay to the RIG Shareholder within 5 business days after receipt of written notification requesting payment an amount equal to the difference between the dollar amount by which the net worth of RIG on the Closing Balance Sheet is more than $118,000.00 and the dollar amount by which the net worth of RIG on the Preliminary Balance Sheet is more than $118,000.00 as of the Effective Date

                           (e)      INTENTIONALLY OMITTED.


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                           (f)      If within ninety calendar days of delivery
                                    of the Closing Balance Sheet and the Closing
                                    Income Statement to ACNB Corp, ACNB Corp has not provided RIG with written notice of objection(s) then THE Closing Balance Sheet and the Closing Income Statement shall be binding and final for all purposes. If the parties are unable to resolve the disputed issues within five (5) days after the receipt by RIG of notice of such objection(s), such objection(s) shall be resolved by an independent accounting firm selected by mutual agreement between the RIG Shareholder and ACNB Corp, provided that any accounting firm which shall have provided services to the RIG Shareholder or ACNB Corp or any of their respective affiliates during the twelve month period ending on the Effective Date shall be disqualified. The determination of the accounting firm shall be final and binding for all purposes. The difference between each party's determination and the accounting firm's determination of any adjustments shall be calculated and the fees of such firm shall be divided equally between both parties. If there is any money owned to either party because of the accounting firm's determination of any adjustments, such payment due under this provision shall be paid within sixty (60) calendar days or deducted from any future payments owed.

                   (5) The Parties mutually agree that the Purchase Price Consideration will be allocated $90,000 to fixed assets with the remainder to goodwill and other assets and liabilities.

                   (6) In addition to the Purchase Price Consideration, ACNB will reimburse RIG for the purchase price of the NeSmith Transaction, totaling $73,687.50, at Closing.

         3.2 WAIVER OF APPRAISAL RIGHTS. The RIG Shareholder hereby waives any and all appraisal rights under applicable law relating to the transactions contemplated by this Agreement and agrees to execute any and all documents requested by ACNB Corp to confirm such waiver.

         3.3 DELIVERY OF STOCK CERTIFICATES. RIG Common Stock certificates shall be delivered at Closing and exchanged for the Fixed Purchase Price Consideration at the Effective Time in accordance with the following procedures:

                  (1) At Closing, the RIG Shareholder shall surrender all of their RIG Common Stock certificates to Acquisition Subsidiary. Upon receiving a proper surrender of RIG Common Stock certificates from the RIG Shareholder, Acquisition Subsidiary shall issue, in exchange therefore to the RIG Shareholder a wire transfer, in the amount of the Fixed Cash Consideration.

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

                  (2) Each certificate for shares of RIG Common Stock delivered under this Section 3 must be endorsed in blank by the shareholder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such shareholder. The RIG Shareholder hereby agrees to surrender to Acquisition Subsidiary and exchange all shares representing 100% of the ownership interest in RIG.

                  (3) Each certificate representing shares of RIG Common Stock surrendered shall thereafter represent the right to receive the Purchase Price Consideration pursuant to this Section 3.

                  (4) At the Effective Time, ACNB Corp shall deposit, or shall cause to be deposited, with Acquisition Subsidiary, for exchange in accordance with this
                           Section 3:

                           (a)  Cash in the amount of the aggregate Fixed Cash
                                Consideration pursuant to Section 3.1(1).
                           (b)  Cash in the amount of the NeSmith Transaction
                                purchase price pursuant to Section 3.1(6).

                  (5) At the Closing, Acquisition Subsidiary shall distribute to the holder of shares of RIG Common Stock, upon surrender of his shares in one or more certificates, a wire transfer authorization for an amount equal to the cash, which such holder has the right to receive pursuant to this Agreement. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the Fixed Cash Consideration. If a wire transfer authorization is made in the name of a person other than the person in whose name the certificates surrendered for exchange therefore are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to Acquisition Subsidiary any transfer taxes required by reason of issuance of such wire transfer to a person other than the registered holder of the certificates surrendered, or shall establish to the reasonable satisfaction of Acquisition Subsidiary that such tax has been paid or is not applicable.

         3.4 CLOSING OF STOCK TRANSFER BOOKS; CANCELLATION OF RIG CERTIFICATES. At the Effective Time, the stock transfer books of RIG shall be closed and no transfer of RIG Common Stock shall thereafter be made or recognized. If, after the Effective Time, certificates representing such shares are presented for transfer to Acquisition Subsidiary, they shall be deemed owned by Acquisition Subsidiary and exchanged for the Purchase Price Consideration as provided in this Section
                  3. Any other provision of this Agreement notwithstanding, neither ACNB Corp nor its agent nor any Party to this Agreement shall be liable to a holder of RIG Common Stock for

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

                  any amount paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

         3.5      INTENTIONALLY OMITTED

         3.6      OTHER MATTERS.

                  (1) Notwithstanding any term of this Agreement to the contrary, ACNB Corp may, in its discretion at any time prior to the Effective Time, designate another direct subsidiary to substitute for Acquisition Subsidiary as the purchasing entity by written notice to RIG so long as the exercise of this right does not cause a Material delay in the consummation of the transactions contemplated herein or otherwise have a Material Adverse Effect on the interests of the RIG Shareholder or cause a Material delay in, or otherwise adversely affect the consummation or the tax consequences of the transactions contemplated herein; if such right is exercised, this Agreement shall be deemed to be modified to accord such change.

                  (2) Nothing in this Agreement shall be deemed to restrict the ability of ACNB Corp or any of its subsidiaries to acquire or to merge with or into another entity so long as such other transaction shall not Materially, adversely affect the Parties' ability to consummate or cause a Material delay in, or otherwise adversely affect, the transactions contemplated herein.

         3.7      POST CLOSING ADJUSTMENTS; CONTINGENT PURCHASE PRICE PAYMENT

                  (1)      (a)      Because a significant portion of the
                                    Contingent Purchase Price Consideration to be paid to the RIG Shareholder is based upon the financial success of RIG during the 36 month period following the
                                    Effective Date (the "Earnout Period"), the
                                    Parties agree that, during the Earnout
                                    Period, the RIG Shareholder will be
                                    permitted general operational autonomy with respect to the day to day operations of RIG and RIG shall be operated within applicable laws and regulations, generally accepted industry standards and practices, as well as ACNB Corp's Code of Ethics, corporate policies, and procedures, as published and made available to the RIG Shareholder and as provided in this Agreement, and subject to the RIG Shareholder's and officer's fiduciary duties to ACNB Corp and in a manner which allows for the accounting for Earnings Before Interest, Income Taxes,
                                    Depreciation and Amortization ("EBITDA"), of
                                    RIG, calculated as provided herein, in
                                    accordance with RIG's historical accounting methodologies, but in accordance with GAAP for the Armor Transaction, the NeSmith
                                    Transaction and any acquisition made after the Effective Date. Further, RIG shall be maintained as a separate "profit center" with financial records maintained separately from the consolidated records of ACNB Corp, or records of other subsidiaries or profit centers of ACNB Corp, during the Earnout
                                    Period for the purposes of calculating the RIG Shareholder's right to receive the Contingent Purchase Price Consideration.

                           (b)      Without limiting the generality of
                                    Subsection 3.7(1)(a), but subject to
                                    applicable laws, regulations, generally
                                    accepted industry standards and practices and ACNB Corp's Code of Ethics, corporate policies, and procedures, as published and provided to the RIG Shareholder and subject to fiduciary duties to ACNB Corp, during the Earnout Period:

                           (i) The RIG officers and RIG Shareholder shall be required to devote substantially all of their time and efforts to the business of RIG;

                           (ii)     The RIG officers shall maintain
                                    administrative control of RIG's workforce;

                           (iii)    The RIG officers shall have final
                                    decision-making authority with respect to the acceptance and the pricing of business by RIG;

                           (iv) RIG shall be used as ACNB Corp's "platform company" for expansion in the case of additional acquisitions in the area of RIG's business;

                           (v) Following the Closing, ACNB Corp shall provide RIG with such marketing, sales, technology, and administrative support as the RIG Shareholder shall reasonably request, which shall be charged to RIG at ACNB Corp's reasonable cost and expense;

                           (vi) Following the Closing, the RIG Shareholder shall have the corporate title as set forth in the respective Employment Agreement attached hereto as Exhibit 1 and shall have general authority to establish RIG's budgets, solicit and manage its customers, price its services, and operate and manage its business;

                           (vii) Within a reasonable period of time after the Effective Time, Acquisition Subsidiary and ACNB Corp shall enter into a Tax Sharing Agreement that is in compliance with any requirements of the Board of Governors of the Federal Reserve System.

           (2)    (a)      Sixty (60) business days following the 12 month,
                           24 month, 36 month anniversary of the Effective Date, ACNB Corp shall prepare and provide to the RIG
                           Shareholder an unaudited revenue and expense financial report of RIG, substantially in the format attached hereto as Annex 3.7(2), prepared in accordance with RIG's historical accounting methodologies, but in accordance with GAAP for the Armor Transaction, the NeSmith Transaction and any acquisition made after the Effective Date (the "RIG
                           Measurement Report"). Each RIG Measurement Report shall be subject to the review of the RIG

                           Shareholder. In the event that the RIG Shareholder notifies ACNB Corp of an objection to a RIG Measurement Report within thirty (30) days of receipt thereof, the Parties will promptly meet to resolve such dispute. If such dispute is not resolved within sixty (60) days thereafter, an accounting firm of national or regional reputation shall be jointly chosen by ACNB Corp and the RIG Shareholder to resolve such dispute, whose determination shall be final, conclusive and binding on all Parties.

                   (b) Each RIG Measurement Report shall set forth the revenues, expenses and EBITDA of RIG for the period covered as determined in accordance with Annex 3.7(2) and in accordance with RIG's historical accounting methodologies, but in accordance with GAAP for the Armor Transaction, the NeSmith Transaction and any acquisition made after the Effective Date.

                  (c) Without limiting the foregoing, the RIG EBITDA (the, "RIG EBITDA") as set forth on a RIG Measurement Report shall include RIG's pre-tax profits associated with the sales of insurance products related to existing and new customers of RIG (including existing and new customers of ACNB who have become customers of RIG), and the pre-tax profits associated with sales from the addition of new producers to the RIG staff, as well as any other agencies purchased by RIG, plus depreciation and amortization, but shall not include:

                           (i) fees and interest income associated with loan referrals; and

                           (ii) fees and interest income associated with non-insurance products

             (3)  (a)      The RIG Measurement Report for the period of time
                           from the Effective Time to 12 months after the Effective Time shall be referred to as "RIG
                           Measurement Report No. 1", the time period from the Effective Time to 12 months after the Effective Time shall be referred to as "Measurement Report Period
                           No. 1."

                  (b) The RIG Measurement Report for the period of time from 12 months after the Effective Time to 24 months after the Effective Time shall be referred to as "RIG Measurement Report No. 2", the time period from 12 months after the Effective Time to 24 months after the Effective Time shall be referred to as "Measurement Report Period No. 2."

                  (c) The RIG Measurement Report for the period of time from 24 months after the Effective Time to 36 months after the Effective Time shall be referred to as "RIG

                           Measurement Report No. 3", the time period from 24 months after the Effective Time to 36 months after the Effective Time shall be referred to as "Measurement Report Period No. 3."

                  (d) The RIG EBITDA reported in each of the RIG Measurement Reports Nos. 1, 2, and 3 shall be averaged. The resulting average shall be the, "Average RIG EBITDA".

         (4) Subject to Section 3.7(3) hereof, within ninety (90) business days following the 36-month anniversary of the Effective Time a Contingent Purchase Price Consideration payment shall be paid to the RIG Shareholder as provided below:

                  (a) (i) If the Average RIG EBITDA, as calculated pursuant to Section 3.7(3)(d) hereof, equals or exceeds $848,000.00 (the "Current EBITDA Threshold") then ACNB Corp shall pay the RIG Shareholder, subject to adjustment as provided hereinafter and subject to
                           Section 3.1(2) hereof, the Contingent Purchase Price Consideration;

                           (ii) If the Average RIG EBITDA, as calculated pursuant to Section 3.7(3)(d) hereof, exceeds the Current EBITDA Threshold the excess amount (the, "EBITDA Over Performance Amount") will be multiplied by 9.0 and added to the Contingent Purchase Price Consideration to be paid to the RIG Shareholder (the, "Increase Amount");

                           Provided however that in no event shall the Purchase Price Consideration to be paid under this Agreement exceed $7,750,000.00.

                  (b) However, if the Average RIG EBITDA, as calculated pursuant to Section 3.7(3)(d) hereof, is less than Current EBITDA Threshold (the amount of this difference is the "EBITDA Underperformance Amount"), then the Contingent Purchase Price Consideration that would otherwise be payable shall be reduced by an amount equal to the EDITDA Underperformance Amount multiplied by 9.0 (the "Reduction Amount").

                  (c) If after 120 days following the 36-month anniversary date of the Effective Date there is any Contingent Cash Consideration that has not been earned as provided in this Section 3.7, ACNB Corp's obligations under Section 3.7 to pay any such unearned amount shall immediately terminate .

         (5)      (a)      Following the Effective Time, in the event of (A)
                           a termination of the employment relationship between Frank C. Russell, Jr. and ACNB Corp or an ACNB Corp affiliate or successor for Cause (as hereinafter defined) or (B) a voluntary termination of the employment relationship, for other than Good Reason as defined in the Employment Agreement attached hereto as Exhibit 1, between Frank C. Russell, Jr.

                           and ACNB Corp or an ACNB Corp affiliate or successor by Frank C. Russell, Jr. the Current EBITDA Threshold shall be increased by $75,000.00.

                  (b) As used in this Subsection 3.7 the following terms shall have the meanings indicated:

                           (i)       "Cause" shall mean the willful or
                                     intentional Material breach by a RIG
                                     Shareholder of any agreement between ACNB
                                     Corp or an ACNB Corp affiliate or successor and the RIG Shareholder, after notice from ACNB Corp (which notice shall describe in reasonable detail the nature of the breach), and a failure to cure such breach within fifteen (15) days of said notice.

                  (c) In the event of death or disability of Frank C. Russell, Jr. there will be no increase in the Current EBITDA Threshold.

                         SECTION 4. REPRESENTATIONS AND
               WARRANTIES OF ACNB CORP AND ACQUISITION SUBSIDIARY

         ACNB Corp and Acquisition Subsidiary represent and warrant to RIG and the RIG Shareholder as follows:

         4.1 CORPORATE AUTHORITY. ACNB Corp has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the Employment Agreement and the consummation of the transactions contemplated herein and therein, respectively, have been duly and validly authorized by the Board of Directors of ACNB Corp, and ACNB Corp has taken all corporate action necessary on its part to authorize this Agreement and the Employment Agreement and the performance of the transactions contemplated herein and therein, respectively. This Agreement and the Employment Agreement have been duly executed and delivered by ACNB Corp and, assuming due authorization, execution and delivery by RIG and the RIG Shareholder, and receipt of required regulatory approvals, constitute valid and binding obligations of ACNB Corp in each case enforceable against ACNB Corp in accordance with their respective terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and general equity principles. Subject to regulatory approval, the execution, delivery and consummation of this Agreement and the Employment Agreement will not constitute a violation or breach of or default under the Articles of Incorporation or the Bylaws of ACNB Corp or any statute, rule, regulation, order, decree, directive, agreement, indenture or other instrument to which ACNB Corp is a party or by which ACNB Corp or any of its properties are bound, nor constitute a Material default under or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of ACNB Corp pursuant to any note, bond, mortgage, indenture, license, agreement or other instrument or obligation.

         4.2 ORGANIZATION AND STANDING. ACNB Corp is a business corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. ACNB Corp is a registered financial holding company under the Bank Holding Company Act of 1956, as amended, and has full power and lawful authority to own and hold its properties and to carry on its present business. ACNB Corp owns, directly or indirectly all of the issued and outstanding shares of capital stock of the subsidiaries listed on Schedule 4.2. ACNB Corp and its subsidiaries are in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by ACNB Corp requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a Material Adverse Effect on ACNB Corp and its subsidiaries, taken as a whole.

         4.3 CAPITALIZATION. The authorized capital stock of ACNB Corp, as of June 30, 2004, consists of 20,000,000 shares of capital stock, consisting of 20,000,000 shares of common stock, par value $2.50 per share of which, as of June 30, 2004, 5,436,101 shares were issued and outstanding and zero shares of preferred stock of which, as of June 30, 2004, no shares were issued and outstanding. All outstanding shares of ACNB Corp Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable.

         4.4 COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS. Except as disclosed on Schedule 4.4 or where noncompliance would not have a Material Adverse Effect upon the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of ACNB Corp: (i) ACNB Corp is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to ACNB Corp or to any of its properties; and (ii) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of ACNB Corp as presently conducted have been duly obtained and are in full force and effect and there are no proceedings pending, or to the knowledge of ACNB Corp threatened, which may result in the revocation, cancellation, suspension or Material adverse modification of any thereof.

         4.5 REGISTRATION UNDER THE SECURITIES EXCHANGE ACT OF 1934. ACNB Corp Common Stock is registered under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), and is subject to the periodic reporting requirements imposed by
                  Section 13 of the Exchange Act.

         4.6      SEC REPORTS AND FINANCIAL STATEMENTS.

                  (a) Since June 30, 2002, ACNB Corp has filed on a timely basis with the SEC, and has made or will make available to RIG true and complete copies of all forms, reports, schedules, statements, registrations and other documents required to be filed by it under the Exchange Act or the Securities Act, and ACNB Corp will file on a timely basis all such forms, reports, schedules, statements, registrations and other documents required to be filed by it from the date of this Agreement to the Closing Date (as such documents have been or will be amended or supplemented since the time of their filing, collectively, the "ACNB Corp SEC Documents"). The ACNB Corp SEC Documents, including without limitation any financial statements or schedules included therein, at the time filed, did not and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and complied and will comply in all Material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and, with respect to all ACNB Corp SEC Documents filed after July 30, 2002, at the time filed complied or will comply in all Material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). The financial statements of ACNB Corp included in the ACNB Corp SEC Documents comply as to form in all Material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q) and fairly present (subject in the case of the unaudited statements, to normal, recurring adjustments) the consolidated financial position of ACNB Corp as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. ACNB Corp shall deliver to RIG copies of all such documents filed after the date of this Agreement.

                  (b) Since December 31, 2003, and to the Effective Time, ACNB Corp has not suffered a change, or any event involving a prospective change, in the business, assets, financial condition, or results of operations of ACNB Corp which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (other than as a result of changes or proposed changes in federal or state regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by RIG to ACNB Corp pursuant hereto).

         4.7 OTC BULLETIN BOARD. ACNB Corp Common Stock is traded on the Over The Counter Bulletin Board (the, "OTCBB") under the trading symbol "ACNB."

         4.8 BROKERS. Except as disclosed on Schedule 4.8, neither ACNB Corp nor any of its officers, directors, employees or agents have employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it in connection with this Agreement or the transactions contemplated hereby.

         4.9      REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUBSIDIARY.

                  (1) Organization. Acquisition Subsidiary is a Maryland limited liability company and validly exists and duly subsists under the laws of the State of Maryland. All of the outstanding membership interests of Acquisition Subsidiary are validly issued, fully paid and nonassessable and owned directly by ACNB Corp free and clear of any lien, charge or other encumbrance.

                  (2) Authority. Acquisition Subsidiary has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Acquisition Subsidiary and the consummation of the transactions described herein have been duly and validly authorized by all corporate actions (including without limitation shareholder action) in respect thereof on the part of Acquisition Subsidiary. Upon execution by Acquisition Subsidiary, this Agreement will be a valid and binding obligation of Acquisition Subsidiary, enforceable against Acquisition Subsidiary in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, and other similar laws affecting creditor's rights or general principles of equity.

                  (3) Tax Status. Acquisition Subsidiary will be, at the Effective Time, a "disregarded entity" as such term is defined in Section 1.368-2T(b)(1)(i)(A) of the regulations under the Code.

                  (4) Sufficient Financial Resources. At Closing, Acquisition Subsidiary shall have sufficient financial resources to enable it to lawfully satisfy its obligations pursuant to this Agreement.

         4.10 APPROVALS. Schedule 4.10 sets forth all of the regulatory approvals necessary for ACNB Corp and Acquisition Subsidiary to consummate the transactions contemplated by this Agreement. Based upon the representations of RIG under the Agreement and the disclosures of RIG and the RIG Shareholder, ACNB Corp believes that the business of RIG is a permissible activity for a financial holding company under applicable bank regulations.

         4.11 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution, delivery, and performance of this Agreement by ACNB Corp does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) subject to receipt of any required regulatory approvals, a breach or violation of, or a default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, to which ACNB Corp (or any or its properties) is subject, which breach, violation, or default would have a Material Adverse Effect on it, or enable any person to enjoin the transactions,
                  (ii) a breach or violation of, or a default under ACNB Corp's Articles of Incorporation, or Bylaws, or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge, or other encumbrance upon any of the properties or assets of ACNB Corp under any of the terms, conditions, or provisions of any note, bond, indenture, deed of trust, capital lease, security agreement, loan agreement, or commitment for the borrowing of money, or the deferred purchase price of assets, or other agreement, instrument, or obligation to which ACNB Corp is a party, or to which any of ACNB Corp's properties or assets may be bound, or affected, except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on ACNB Corp or enable any person to enjoin the transactions; and, the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent, or waiver of any other party to any such agreement, indenture, or instrument, other than (x) all required approvals, consents, and waivers of governmental authorities, (y) any such approval, consent, or waiver that already has been obtained, and (z) any other approvals, consents, or waivers, the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on ACNB Corp or enable any person to enjoin the transactions.

         4.12 NO UNDISCLOSED INFORMATION. No provision of this Section 4 or any Annex, Schedule, or any document agreement furnished by ACNB Corp contains any untrue statement of a Material fact, or omits to state a Material fact necessary in order to make the statement contained herein or therein in light of the circumstances under which such statements were made, not misleading.

         4.13 COMPLETE AND ACCURATE DISCLOSURE. Neither this Agreement (insofar as it relates to ACNB Corp, ACNB Corp Common Stock and ACNB Corp's involvement in the transactions contemplated hereby) nor ACNB Corp's representations, warranties, or covenants, nor any financial statement, schedule (including, without limitation, the Exhibits, Annexes, and Schedules attached hereto), certificate, or other statement or document delivered by ACNB Corp to RIG in connection herewith, when read together, contains any statement which, at the time and in light of the circumstances under which it is made, is incorrect, false, or misleading with respect to any Material fact or omits to state any Material fact necessary to make the statements contained herein or therein not false or misleading.

                    SECTION 5. REPRESENTATIONS AND WARRANTIES
                         OF RIG AND THE RIG SHAREHOLDER

         RIG and the RIG Shareholder, on behalf of RIG and its subsidiaries and affiliates, each represent and warrant jointly and severally to ACNB Corp and Acquisition Subsidiary as follows:

         5.1 CORPORATE ORGANIZATION AND QUALIFICATION. The RIG Shareholder is an adult individual and shareholder of RIG holding, in the aggregate, 100% of the issued and outstanding shares of RIG and owned as delineated in the name, number and percentages set forth on Schedule 5.1. The RIG Shareholder has good and marketable title to all of the issued and outstanding capital stock of RIG free and clear of all encumbrances, contracts, rights, options and assignments whatsoever. RIG is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by RIG requires such qualification, except for the failure to qualify or be in good standing which, when taken together with all other such failures, would not have a Material Adverse Effect on RIG taken as a whole. RIG owns, directly or indirectly, all of the issued and outstanding shares, units, or interests of the subsidiaries listed on
                  Schedule 5.1 and each such subsidiary is in good standing.

         5.2 AUTHORIZED CAPITAL. The authorized capital stock of RIG consists of 500 shares of RIG Common Stock, $0.00 par value per share, of which 100 shares of RIG Common Stock are issued and outstanding, and 0 shares of RIG Common Stock are held in the treasury of RIG as of September 1, 2004. Except as disclosed on Schedule 5.2, all of the outstanding shares of capital stock of RIG have been duly authorized and are validly issued, fully paid and nonassessable. No shares of RIG are held in connection with a debt previously contracted. Except to the extent that all of the RIG authorized shares have not been issued, RIG does not have shares of capital stock reserved for issuance. RIG does not have outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with shareholders on any matter. The outstanding shares of capital stock of RIG have not been issued in violation of any preemptive rights. There are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of RIG and there are no outstanding agreements, restrictions, contracts, commitments or demands of any character to which any RIG Shareholder or RIG is a party, which relate to the transfer or restrict the transfer of any shares of RIG Common Stock. Except as disclosed on Schedule 5.2, there are no shareholder agreements, understandings or commitments relating to the right to vote or dispose of RIG Common Stock. All shareholder agreements, understandings, or commitments listed on Schedule 5.2 shall be terminated at or prior to Closing. After the Effective Time, RIG will have no obligation which is being assumed by ACNB Corp that will result in any obligation to issue, transfer or sell any shares of capital stock pursuant to any RIG Employee Plan (as defined in Subsection 5.13).

         5.3 TITLE. Except as disclosed on Schedule 5.3, the RIG Shareholder has good and marketable title to all of the issued and outstanding capital stock of RIG free and clear of all encumbrances, contracts, rights, options and assignments whatsoever. Following the sale and transfer of the RIG Common Stock by the RIG Shareholder to ACNB Corp in accordance with the terms and subject to the conditions of this Agreement, ACNB Corp shall have good and marketable title to the RIG Shares free and clear of any and all valid claims, charges, defenses, offsets, encumbrances of any kind or nature, contracts, rights, options and assignments, except as created by action of ACNB Corp.

         5.4 CORPORATE AUTHORITY. Subject only to approval of this Agreement by the holders of the number of votes required by RIG's Articles of Incorporation or Bylaws cast by all holders of RIG Common Stock (without any minority, class or series voting requirement), RIG has the requisite corporate power and authority, and legal right, and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions applicable to RIG contemplated hereby. This Agreement has been duly and validly executed and delivered by RIG and the RIG Shareholder and constitutes the valid and binding obligations of RIG and the RIG Shareholder enforceable against them, in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditors' rights or the application by a court of equitable principles and subject to compliance with all regulatory requirements and the execution hereof by ACNB Corp and Acquisition Subsidiary. As of the date of this Agreement, RIG and the RIG Shareholder know of no reason why the regulatory approvals referred to in Subsection 8.1(2) should not be timely obtained.

         5.5 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution, delivery and performance of this Agreement by RIG and the RIG Shareholder does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) subject to receipt of any required regulatory approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, to which RIG (or any of its properties) is subject, which breach, violation or default would have a Material Adverse Effect on it, or enable any person to enjoin the transactions, (ii) a breach or violation of, or a default under RIG's Articles of Incorporation, or Bylaws, or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of RIG or of the RIG Shareholder as an individual under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, capital lease, security agreement, loan agreement, or commitment for the borrowing of money, or the deferred purchase price of assets, or other agreement, instrument or obligation to which the RIG Shareholder as individuals or RIG is a party, or to which any of RIG's properties or assets may be bound, or affected, except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on RIG or enable any person to enjoin the transactions; and, the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (x) all required approvals, consents and waivers of governmental authorities, (y) any such approval, consent or waiver that already has been obtained, and (z) any other approvals, consents or waivers, the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on RIG or enable any person to enjoin the transactions.

         5.6      REPORTS AND FINANCIAL STATEMENTS.

                  (1) Attached as Schedule 5.6(1) are copies of the following financial statements, each of which (including any related notes and schedules) presents fairly, in all Material respects, the financial condition and results of operations of RIG and do not contain any untrue statements of Material fact or omit any Material facts necessary in order to make the statements contained therein misleading.

                           (i)      Balance Sheets and Profit and Loss
                                    Statements (the "RIG 2003 Financial
                                    Statements"), at December 31, 2003 and for the year then ended; and

                           (ii) Updated monthly Balance Sheets and Profit and Loss Statements (the "RIG Monthly Reports") that RIG has provided to ACNB Corp since March 31, 2004 and those RIG Monthly Reports that RIG has or will have provided to ACNB Corp after the date hereof through the Closing Date.

                  (2) RIG has provided ACNB Corp with copies of all financial statements and other documents issued to its shareholders after March 31, 2004, and will provide ACNB Corp with copies of such statements and documents issued after the date hereof, on or prior to the Effective Time, and all reports and other documents filed by it with any federal or state authority during such period. RIG shall make available for inspection by officials or representatives of ACNB Corp all financial statements prepared by RIG.

                  (3) Except as disclosed on Schedule 5.6(3) or in the RIG 2003 Financial Statements, RIG had no Material liability (whether accrued, absolute, contingent or otherwise) which is required to be reflected, noted or reserved against therein which is in any case or in the aggregate Material. Since December 31, 2003 RIG has not incurred any such liability other than liabilities of the same nature as those set forth in the RIG 2003 Financial Statements, all of which have been reasonably incurred in the ordinary course of business.

                  (4) The documents referred to in this Subsection 5.6, or to be contained in any financial statement, document or other written materials provided to ACNB Corp as required by Subsection 5.6, as of the date of such document or other materials, contained, or as to documents or other materials to be delivered after the date hereof will not contain, any untrue statement of Material fact, or, at the date thereof, omit to state a Material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements will be made, misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date.

         5.7      ABSENCE OF CERTAIN CHANGES OR EVENTS; UNDISCLOSED LIABILITIES.

                  (1) As of June 30, 2004, RIG's liabilities do not exceed $1,139,705 and as of June 30, 2004, each liability and the creditor's name is listed on Schedule 5.7. Since June 30, 2004, RIG has not: (i) incurred any liability Material to RIG on a consolidated basis, except in the ordinary course of its business, consistent with past practices; (ii) suffered a change, or any event involving a prospective change, in the business, assets, financial condition, or results of operations of RIG which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (other than as a result of changes or proposed changes in federal or state regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by RIG to ACNB Corp pursuant hereto); or (iii) subsequent to the date hereof, except as permitted by Subsection 6.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

                   (2) RIG has no liability (and RIG is not aware of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rising to any liability) which individually is or in the aggregate are reasonably likely to have a Material Adverse Effect on RIG except as listed on the RIG 2003 Financial Statements or on Schedules 5.6, 5.7 or 5.9.

         5.8      TAXES.

                  (1) RIG has timely filed all federal, state, county and local Tax Returns in respect of Taxes. Each such Tax Return is complete and accurate in all Material respects. RIG has paid all taxes owed or owing. No waivers of statutes of limitations, and no agreement relating to assessment or collection, are in effect in respect of any Taxes. There are no claims pending against RIG for the alleged deficiency in the payment of any Taxes, and RIG does not know of any pending or threatened audits, investigations or claims for unpaid Taxes or relating to any liability in respect of Taxes.

                  (2) As of the date of this Agreement, RIG has made available to ACNB Corp true and correct copies of all income, franchise, capital and other Tax Returns filed by RIG for all taxable years or periods for which the relevant statute of limitations has not expired. RIG is not a party to any tax allocation or sharing agreement, is not or has not been a member of an affiliated group filing consolidated or combined Tax Returns or otherwise has any tax liability for the Taxes of any Person (other than RIG). No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to RIG.

                  (3) The provision for current Taxes payable reflected in "Other Liabilities" in the RIG Financial Statements, as of the date hereof and as of the Effective Time, is and will be adequate to cover all Taxes that may become due and payable (based upon the accrual method of accounting) by RIG in future periods (i) in respect of all transactions, sales or services occurring or performed on or prior to the Effective Date, which by virtue of tax or accounting treatment will not be payable until subsequent to such date, or
                           (ii) in respect of deductions, costs or other allowances taken for federal income tax purposes which RIG accountants have reason to believe are likely to be disallowed by the IRS if audited by such Service.

                  (4) No consent has been filed relating to RIG pursuant to Section 341(f) of the Code of 1986.

         5.9 LITIGATION. Except as set forth on Schedule 5.9, as of the date of this Agreement, (i) there is no action, suit, judicial, or administrative proceeding, arbitration or investigation pending or to RIG's Knowledge threatened against or involving RIG or any RIG Shareholder or any of their properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against RIG or any of the RIG Shareholder; and (iii) RIG and its Shareholders are not in violation of any term of any judgments, decrees, injunctions, or orders outstanding against them, except to the extent that such events, violations or incidents set forth in (i) through
                  (iii) above in the aggregate would not have a Material Adverse Effect on RIG. RIG will furnish to ACNB Corp prior to the Closing, in writing, a description of all litigation, actions, suits, proceedings, arbitrations, investigations known to it, judgments, decrees, injunctions or orders pending; or to its Knowledge, threatened against or involving RIG or any of the RIG Shareholder, or any of their properties or rights as of the date hereof.

         5.10 ABSENCE OF REGULATORY ACTIONS. RIG is not subject to any federal or state governmental actions by any authority charged with the supervision or regulation of insurance agencies or insurance producers, agents or brokers.

         5.11     CONTRACTS.

                  (1) Each of the Material Contracts, instruments, mortgages, notes, security agreements, leases, agreements, or understandings, whether written or oral, to which RIG or any of the RIG Shareholder is a party that relates to or affects the assets or operations of RIG or to which RIG or any of the RIG Shareholder or their respective assets or operations may be bound or subject is a valid and binding obligation of RIG and is in full force and effect (with respect to RIG), except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 5.11 sets forth a complete description of all Material Contracts.

                  (2)      Except for this Agreement and any contract listed on
                           Schedule 5.11, neither RIG nor the RIG Shareholder is a party to any oral or written (i) consulting agreement not terminable on 30 days' or less notice involving the payment of more than $15,000 per annum, in the case of any such agreement with an individual;
                           (ii) joint venture agreement; (iii) noncompetition or similar agreements that restricts RIG or any of the RIG Shareholder from engaging in a line of business;
                           (iv) with any executive officer or other employee of RIG or any subsidiary the benefits of which are contingent, or the terms of which are Materially altered, upon the occurrence of a transaction involving RIG of the nature contemplated by this Agreement and which provides for the payment of in excess of $15,000; (v) agreement with respect to any executive officer of RIG providing any term of employment or compensation guaranty in excess of $15,000 per annum; or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

         5.12     LABOR AND EMPLOYMENT MATTERS.

                  (1) RIG and the RIG Shareholder are and have been in compliance in all Material respects with all applicable laws respecting employment and employment practices, terms, and conditions of employment and wages and hours, including, such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety, and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice;

                  (2) RIG and the RIG Shareholder have not received notice, correspondence, or oral or written indication or communication of, nor to the Knowledge of RIG or the RIG Shareholder, RIG is not subject to, any investigation or review by or before any governmental entity concerning any violations of any such applicable labor or employment laws, and, to the Knowledge of RIG, there is no such investigation threatened nor has any such investigation occurred during the last three years, nor has any governmental entity provided any notice to RIG or otherwise asserted an intention to conduct any such investigation;

                  (3) there is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against RIG;

                  (4) no union representation question or union organizational activity exists respecting the employees of RIG;

                  (5) no collective bargaining agreement exists which is binding on RIG;

                  (6)      RIG has not experienced any work stoppage or other
                          labor difficulty; and

                  (7) except as described on Schedule 5.12(7), in the event of termination of the employment of any of the current officers, directors, employees, or agents of RIG, RIG, pursuant to any agreement or by reason of anything done prior to the Effective Time by RIG or any of the RIG Shareholder, will not be liable to any of such officers, directors, employees, or agents for so-called "severance pay", retention bonuses, change of control or other bonuses, or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits, except to the extent that any matter in Clauses (1), (2) and (6) could reasonably be expected individually or in the aggregate to have a Material Adverse Effect on RIG.

         5.13 EMPLOYEE BENEFIT PLANS. Schedule 5.13 contains a complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, change of control, group insurance, severance and other employee benefits, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, in respect to any of RIG's present or former directors, officers or other employees (hereinafter referred to collectively as the "Employee Plans").

                  (1) All of the Employee Plans comply in all Material respects with all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and other applicable laws; it has not engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan which is likely to result in any Material penalties, taxes or other events under
                           Section 502(i) of ERISA or Section 4975 of the Code which would have a Material Adverse Effect on it.

                  (2) No liability to the Pension Benefit Guaranty Corporation has been or is expected by it to be incurred with respect to any Employee Plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001 (a)(15) of ERISA) currently or formerly maintained by it or any entity which is considered one employer with RIG under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate").

                  (3) No Pension Plan or single-employer plan of an ERISA Affiliate had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; all contributions to any Pension Plan or single-employer plan of an ERISA Affiliate that were required by
                           Section 302 of ERISA and were due prior to the date hereof have been made on or before the respective dates on which such contributions were due; the fair market value of the assets of each Pension Plan or single-employer plan of an ERISA Affiliate exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan or single employer plan of an ERISA Affiliate as of the end of the most recent plan year with respect to the respective Pension Plan or single-employer plan of an ERISA Affiliate ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan or single-employer plan of an ERISA Affiliate as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan or single-employer plan of an ERISA Affiliate within the 12-month period ending on the date hereof.

                  (4) Neither has it provided, nor is it required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                  (5) Neither it nor any ERISA Affiliate has contributed to any "multi-employer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

                  (6) Each Employee Plan of it which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under
                           Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the Internal Revenue Service ("IRS") covering the requirements of the Tax Equity and Fiscal Responsibility Act of 1982, the Retirement Equity Act of 1984 and the Deficit Reduction Act of 1984 and the Tax Reform Act of 1986; it is not aware of any circumstances likely to result in revocation of any such favorable determination letter; each such Employee Plan has been amended to reflect the requirements of subsequent legislation applicable to such plans; and each Qualified Plan has complied at all relevant times in all Material respects with all applicable requirements of Section 401(a) of the Code.

                  (7) Neither it nor any ERISA Affiliate has committed any act or omission or engaged in any transaction that has caused it to incur, or created a Material risk that it may incur, liability for any excise tax under Sections 4971 through 4980B of the Code, other than excise taxes which heretofore have been paid and fully reflected in its financial statements.

                  (8) There is no pending or threatened litigation, administrative action or proceeding relating to any Employee Plan, other than routine claims for benefits.

                  (9) There has been no announcement or legally binding commitment by it to create an additional Employee Plan, or to amend an Employee Plan, except for amendments required by applicable law which do not Materially increase the cost of such Employee Plan, and, except as disclosed on Schedule 5.13 hereto, it does not have any obligations for retiree health and life benefits under any Employee Plan that cannot be terminated without incurring any liability thereunder.

                  (10) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by RIG to any person which is an "excess parachute payment" (as defined in Section 280G of the Code) under any Employee Plan, increase any benefits payable under any Employee Plan, or accelerate the time of payment or vesting of any such benefit.

                  (11) All annual reports have been filed timely with respect to each Employee Plan, it has made available to ACNB Corp a true and correct copy of (i) reports on the applicable form of the Form 5500 series filed with the IRS for plan years beginning after 1996,
                           (ii) such Employee Plan, including amendments thereto, (iii) each trust agreement and insurance contract relating to such Employee Plan, including amendments thereto, (iv) the most recent summary plan description for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA, (v) the most recent actuarial report or valuation if such Employee Plan is a Pension Plan and (vi) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan.

                  (12) Except as disclosed on Schedule 5.13 hereto, there are no retiree health benefit plans except as required to be maintained by COBRA.

         5.14     TITLE TO ASSETS.

                  (1) RIG does not own any real property. RIG has good and marketable title, free and clear of all liens and encumbrances, to all other property and assets, tangible and intangible, reflected in the RIG 2003 Financial Statements or purported to have been acquired by it since the date thereof except liens for taxes or assessments not delinquent, and such other liens and encumbrances and imperfections of title as do not Materially affect the value of such property or as reflected in the RIG 2003 Financial Statements and which do not interfere with or impair its present and continued use. All real properties leased or operated by the RIG Shareholder (the "RIG Shareholder Real Property") that are Material to the business, operations or financial condition of RIG are in substantially good operating condition and repair (ordinary wear and tear excepted). None of the Material structures on the RIG Shareholder Real Property encroaches upon real property of another Person, and no structure of any Person encroaches upon the RIG Shareholder Real Property. The RIG Shareholder Real Property and its continued use, occupancy and operation as currently used, occupied and operated does not in any Material respect constitute a nonconforming use under any applicable law, statute, ordinance, code, order, regulation or standard.

                  (2) All properties held by RIG under leases are held by it under valid, binding and enforceable leases (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity), with such exceptions as are not Material and do not interfere with the conduct of its business, as the case may be, and it enjoys quiet and peaceful possession of such leased properties. RIG, and to its Knowledge any third party, is not in default in any Material respect under any Material lease, agreement or obligation regarding RIG's properties or to which RIG is a party or by which it is bound.

         5.15     COMPLIANCE WITH APPLICABLE LAWS.

                  (1) RIG and each RIG Shareholder and employee holds all licenses, permits, and governmental authorizations necessary for the lawful conduct of its business, and to the Knowledge of RIG and the RIG Shareholder, the business of RIG is not being conducted in violation of, any provision of any federal, state, local, or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license, or other governmental authorization or approval applicable to RIG or any RIG Shareholder, officer, director or employee except for such licenses, permits or governmental authorizations, the failure of which, and violations which, would not have in the aggregate a Material Adverse Effect on RIG.

                  (2) (i) Where required or advisable, RIG and each RIG Shareholder, officer, director and employee, is duly registered as an insurance producer, agent or broker (or in a similar capacity) with all appropriate governmental authorities, and each such registration is in full force and effect except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (ii) except where the failure to so register, when aggregated with all other such failures, would not reasonably be expected to have a Material Adverse Effect on RIG. Schedule 5.15(2) sets forth the list of each RIG Shareholder, officer, director and employee that acts or has acted as an insurance producer, agent or broker in the United States or otherwise within the past five years. RIG has made available to ACNB Corp its current compliance manual and any other supervisory and compliance policies and procedures, as applicable.

                  (3) RIG has been duly authorized by all applicable state insurance regulatory authorities to issue the insurance policies that it is currently writing in the respective states in which it conducts its business, except for authorizations the failure to have which would not, individually or in the aggregate, have a Material Adverse Effect. RIG has all other Material licenses, permits, consents, approvals and authorizations of any governmental entity ("Permits") necessary to conduct its business in the manner and in the jurisdictions in which it is presently being conducted, and all such Permits are valid and in full force and effect, except where the failure to have such a Permit or the invalidity or ineffectiveness thereof would not, individually or in the aggregate, have a Material Adverse Effect.

                  (4) RIG has made (or in the case of filings after the date hereof, will make) available to ACNB Corp true and complete copies of (i) all filings made by RIG with any insurance regulatory agency within the past two years, (ii) all inspection reports related to RIG provided by any governmental authority during the past four years and (iii) all Material correspondence relating to any inquiry or investigation by a governmental authority relating to RIG provided to RIG since December 31, 2003.

         5.16 BROKERS. Except as set forth on Schedule 5.16, neither RIG nor any of its officers, directors, employees or agents have employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it in connection with this Agreement or the transactions contemplated hereby.

         5.17     ENVIRONMENTAL MATTERS.

                  To the Knowledge of RIG's management and the RIG Shareholder:

                  (1) RIG has not been, nor is, in violation of or liable under any Environmental Law.

                  (2) RIG and the RIG Shareholder have no Knowledge that any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including, without limitation, any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by RIG. In particular, without limiting the generality of the foregoing sentence, RIG and the RIG Shareholder have no Knowledge that:
                           (i) any materials containing asbestos have been used or incorporated in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including, without limitation, any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by RIG; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB's are or have been located on any of the real estate now or previously owned or acquired (including, without limitation, any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by RIG; (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous substances are or have ever been located on any of the real estate now or previously owned or acquired (including, without limitation, any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by RIG.

                  (3) There is no legal, administrative, arbitration or other proceeding, claim, action, cause of action or governmental investigation of any nature seeking to impose, or that, to the Knowledge of RIG and the RIG Shareholder, could result in the imposition on RIG of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against RIG; to the Knowledge of RIG and the RIG Shareholder, there is no reasonable basis for any such proceeding, claim, action or governmental investigation; and RIG is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

         5.18 ADDITIONAL TAX MATTERS. RIG is, and has been at all times since August 1, 1979, an "S" corporation within the meaning of Code Section 1361(a). A valid election under Code Section 1362 (and a comparable election under state or local law in each jurisdiction where RIG is required to file Tax Returns and reports that provides for such an election) has been in effect with respect to RIG at all times since August 1, 1979. The RIG Shareholder has filed, in a timely fashion, with each of the IRS and any other applicable state taxing authority, to the extent required by law, a consent to such "S" corporation election with respect to RIG. RIG has not been, and will not be, subject to Tax under Code Section 1374 or 1375 (or any comparable provision of state or local law) for any period prior to Closing. Further, except to the extent provided and accrued in the provision for Taxes reflected on RIG's Financial Statements, no additional federal, state or local Tax liability will accrue to ACNB Corp for that portion of tax year 2004 occurring prior to the Effective Time. The federal, state and local allocable share of income to the shareholder of RIG has been or will be accurately and completely stated on the Forms K-1 issued by RIG to the shareholder for the tax years since inception and through the Effective Time.

         5.19 INSURANCE. RIG maintains insurance policies, including errors and omissions, directors and officers, and fire and casualty policies, in such amounts as is customary and necessary for RIG to conduct its business. All policies of insurance insuring RIG or its business, assets, employees, officers, shareholders and directors are in full force and effect. As of the date hereof, there are no claims by RIG or any RIG officer, director, employee, or shareholder under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. At Closing, all RIG insurance policies will continue in full force and effect. Schedule 5.19 lists all of RIG's insurance policies.

         5.20 DIVIDENDS AND DISTRIBUTIONS. The only dividends or other distributions which RIG has made on its capital stock since January 31, 2003, are set forth on Schedule 5.20.

         5.21 BOOKS AND RECORDS. RIG's books and records have been, and are being, maintained in accordance with applicable legal, regulatory and accounting requirements and reflect in all Material respects the substance of events and transactions that should be included therein.

         5.22 POLICY HOLDERS. Schedule 5.22(1) sets forth, as of August 31, 2004,the names of all of RIG's policyholders. Except as otherwise listed on Schedule 5.22(2), RIG has not received any notices or otherwise has any Knowledge that any policy holder
                  (x) has ceased, or will cease, to use the products, goods or services of RIG, (y) has substantially reduced or will substantially reduce its use of the products, goods or services of RIG or (z) has sought, or is seeking, to Materially reduce the price it will pay for the products, goods or services of RIG, including in each case after the consummation of the transactions contemplated hereby, which would in the aggregate have a Material Adverse Effect. To RIG and the RIG Shareholder's Knowledge, no policyholder has otherwise threatened to take any action described in the immediately preceding sentence due to the consummation of the transactions contemplated by this Agreement or any of the ancillary agreements.

         5.23 COMPLETE AND ACCURATE DISCLOSURE. Neither this Agreement (insofar as it relates to RIG, RIG Common Stock and the RIG Shareholder's involvement in the transactions contemplated hereby) nor RIG's representations, warranties or covenants, nor any financial statement, schedule (including, without limitation, the Exhibits, Annexes and Schedules attached hereto), certificate, or other statement or document delivered by RIG to ACNB Corp in connection herewith, when read together, contains any statement which, at the time and in light of the circumstances under which it is made, is incorrect, false or misleading with respect to any Material fact or omits to state any Material fact necessary to make the statements contained herein or therein not false or misleading.

         5.24 ABSENCE OF QUESTIONABLE PAYMENTS. From and after December 31, 2003 RIG has not, nor has any RIG Shareholder, director, officer, agent, employee, consultant or other person associated with or acting on behalf of RIG (1) used any RIG corporate funds for unlawful contributions, gifts, entertainment or unlawful expenses relating to political activity; or (2) made any direct or indirect unlawful payments to governmental officials from any RIG corporate funds, or established or maintained any unlawful or unrecorded accounts with funds received from RIG.

         5.25     POWERS OF ATTORNEY; GUARANTEES. Except as disclosed in
                  Schedule 5.25, neither RIG nor its officers, directors, shareholders or affiliates have any power of attorney outstanding, or any obligation or liability, actual, constructive or contingent, as guarantor, surety, cosigner, endorser, co-maker or indemnitor in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity that would in any way obligate RIG, impair the assets of RIG, affect the ability of the RIG shareholder to perform any obligations hereunder or Materially impair RIG to operate it's business in compliance with applicable laws.

         5.26 OWNED SOFTWARE. The current software applications used by RIG in the operation of its business are set forth and described on Schedule 5.26 (the "Software"). To the extent that any of the Software has been designed or developed by RIG's management information or development staff or by consultants on RIG's behalf, RIG has complete rights to and ownership of such Software, including possession of, or ready access to, the source code for such Software in its most recent version. No part of any such Software infringes upon the software of any other person or entity, or violates or infringes upon any common law or statutory rights of any other person or entity, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secrets, and rights of privacy or publicity. RIG has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered any of the Software.

         5.27 LICENSED SOFTWARE. The Software, to the extent it is licensed from any third party licensor or constitutes "off-the-shelf" software, is held by RIG legitimately and is fully transferable hereunder without any third party consent. All of RIG's computer hardware has legitimately licensed software installed therein.

         5.28 NO ERRORS; NONCONFORMITY. To the Knowledge of RIG's management, the Software is free from any significant defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the stated specifications thereof, and, with respect to owned Software, the applications can be recreated from their associated source codes.

         5.29 NO BUGS OR VIRUSES. RIG has not knowingly altered its data, or any Software or supporting software that may, in turn, damage the integrity of the data, stored in electronic, optical, or magnetic or other form. RIG has no Knowledge of the existence of any bugs or viruses with respect to the Software.

         5.30 DOCUMENTATION. RIG has furnished ACNB Corp with true and accurate copies of all documentation (end user or otherwise) relating to the use, maintenance and operation of the Software and as to the Software owned by RIG, the source code.

         5.31 OTHER NAMES. The legal name of RIG is as set forth in the introductory paragraph of this Agreement and within the preceding 5 years RIG has not used, and RIG currently does not use, any trade names, fictitious names, assumed names or "doing business as" names except for the "RIG."

         5.32 PLACES OF BUSINESS. The principal executive offices of RIG are in Westminster, Maryland and the offices where RIG keeps its records are in Westminster, Maryland. There is an additional sales office located in Timonium, Maryland.

         5.33     INTELLECTUAL PROPERTY.
                  ---------------------

                  (1) Except to the extent that any inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RIG: (i) RIG owns, or is licensed or otherwise has the legally enforceable right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property (as hereinafter defined) used in or necessary for the conduct of its business as currently conducted; (ii) no claims are pending or, to the Knowledge of RIG, threatened that RIG is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by, and/or licensed to RIG;
                           (iii) as of the date of this Agreement, to the Knowledge of RIG, no person is infringing on or otherwise violating any right of RIG with respect to any Intellectual Property owned by and/or licensed to RIG; and (iv) as of the date of this Agreement, RIG has not received any notice of any claim challenging the ownership or validity of any Intellectual Property owned by RIG or challenging RIG's license or legally enforceable right to use any Intellectual Property licensed by it.

                  (2) Schedule 5.33(2) sets forth the complete list of Intellectual Property owned by RIG and any claims or causes of action arising out of related to any infringement or misappropriate of any Intellectual Property.

         5.34 ACCOUNTS RECEIVABLE. Except to the extent that any inaccuracy would not reasonably be expected to have a Material Adverse Effect on RIG, all accounts receivable of RIG are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with the terms at the recorded amounts, subject only to the reserve for bad debts set forth on the face of the RIG 2003 Financial Statements as adjusted for passage of time with the Effective Time in accordance with past custom and practice of RIG.

         5.35 ACCOUNTS PAYABLE. Except to the extent that any inaccuracy would not reasonably be expected to have a Material Adverse Effect on RIG, all accounts payable of RIG are reflected properly on their books and records, are valid, current payables and will be paid in accordance with the terms at the recorded amounts.

         5.36 NO LIENS. All of the assets, both tangible and intangible of RIG, except as set forth on Schedule 5.36 are and will be free and clear of any security interests, liens, claims, charges or other encumbrances of any nature.

         5.37 NO UNDISCLOSED INFORMATION. No provision of this Section 5 or any annex, schedule or any document agreement furnished by RIG contains any untrue statement of a Material fact, or omits to state a Material fact necessary in order to make this statement contained herein or therein in light of the circumstances under which such statements were made, not misleading. No pre-closing investigation of RIG and its assets for its business shall relieve the RIG Shareholder of their indemnification and obligation under this Agreement.

         5.38 REQUIRED VOTE OF RIG SHAREHOLDER. The unanimous consent of the holders of the outstanding shares of RIG Common Stock approving the transactions contemplated by this Agreement has been executed and delivered to ACNB Corp as of the date of this Agreement. No other vote of the shareholders of RIG is required by law, the Articles of Incorporation or Bylaws of RIG or otherwise in order for RIG to consummate the transactions contemplated hereby.

         5.39     ASSUMABILITY OF CONTRACTS AND LEASES. Except as disclosed on
                  Schedule 5.39, all contracts between RIG and any other entity or person are assumable and assignable and do not contain any term or provision that would accelerate or increase payments that would otherwise be due by RIG to such person or entity, or change or modify the provisions or terms of such leases, contracts and agreements by reason of this Agreement or the transactions contemplated hereby. Each lease pursuant to which RIG, as lessee, leases real or personal property is valid and in effect in accordance with its respective terms, and there is not, under any of such leases, on the part of the lessee any Material existing default or any event which with notice or lapse of time, or both, would constitute such a default, other than defaults which would not individually or in the aggregate have a Material Adverse Effect on the financial condition, business, prospects, or operating results of RIG.

         5.40 REAL PROPERTY. RIG does not own any real property or interests in real property, other than the leasehold interest in the corporate offices. RIG has delivered to ACNB Corp complete copies of all operative documents with respect to the rights of RIG as to the leased properties. The leases are in full force and effect and are valid and enforceable in accordance with their terms. Neither the landlords, RIG nor the RIG Shareholder are in default, technical or otherwise with respect to their obligation pursuant to any lease and RIG has not received any notices from the landlords or any governmental agency that would prevent RIG from operating its business at any of the leased properties.

         5.41 DISASTER RECOVERY/BACKUP SITE PLAN. RIG maintains a disaster recovery plan and maintains backup files and all other backup systems as required by any regulatory agencies, to implement such disaster recovery plan so as to reasonably provide for conducting its business promptly and in a timely manner in the event of a disaster.

         5.42 FEES AND EXPENSES. Schedule 5.42 delineates all RIG fees and expenses, including all attorney, accountant, advisory, and brokers fees, in connection with the transactions contemplated by this Agreement, including the Armor Transaction and the NeSmith Transaction ("RIG Transaction Fees"). All RIG

                  Transaction Fees not paid and accrued as of the Effective Date shall be the responsibility of and paid by the RIG Shareholder within thirty days of the Effective Date.

         5.43 LICENSES AND QUALIFICATIONS. RIG, and each of its subsidiaries and affiliates (i) is licensed and in good standing as an insurance producer or broker by the State of Maryland Insurance Department and each other State Regulatory Agency, as applicable, in each state in which it conducts business or has obtained, for itself and each of its employees doing business as a producer or agent, an Appointment from each insurance entity on whose behalf collection and forwarding of premiums for insurance policies is being performed; (ii) has obtained, for itself and each of its employees doing business as a producer or agent in the State of Maryland and in each state in which it conducts business, a Certificate of Qualification or, for states outside the State of Maryland, equivalent certification to conduct business as an insurance producer or agent; and (iii) has all other Material certifications, authorizations, licenses, permits and other regulatory approvals necessary to conduct its current insurance agency and brokerage business ("Licenses"), and is in good standing under all state, federal and local laws and regulations thereunder as an insurance producer or agent and broker. Except as set forth on Schedule 5.43, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will affect the validity or any License currently possessed by RIG or its employees, and all such Licenses will remain in full force and effect after the Closing Date. Schedule 5.43 lists each state in which RIG and/or its employees has obtained or applied for a License. Schedule 5.43 also sets forth all complaints, formal or informal, filed or alleged against RIG and/or its current or former employees with the Maryland Insurance Department and/or any of the insurance entities that RIG represents or represented.

         5.44 INQUIRIES. Schedule 5.44 contains a true and correct list of all of the audits, investigations, complaints and inquiries of RIG, the RIG Shareholder or any RIG employee by a State Regulatory Agency, or an insurance underwriter commenced since June 30, 1999, or ongoing as of the date of this Agreement. Except for customary ongoing quality control reviews and except as disclosed on Schedule 5.44, no audit or investigation is pending or, to the Knowledge of the RIG Shareholder and RIG, threatened that could result in:

                  (i) a claim of a Material failure to comply with applicable Regulations;

                  (ii) indemnification by RIG in connection with insurance policies or Appointments;

                  (iii)    rescission of any insurance policy or Appointment; or

                  (iv) payment of a Material penalty to any State Regulatory Agency, or an insurance entity.

                  RIG has made available to ACNB Corp copies of all written reports and materials received in connection with such audits, investigations, complaints and inquiries.

            5.45 RESERVES. All insurance reserves reflected in the RIG Financial Statements have been computed in all Material respects in accordance with RIG historical accounting methodologies and in accordance with sound loss reserving principles, consistently applied; provided that the foregoing representation does not and is not intended to constitute in any way a representation or guaranty as to the adequacy or sufficiency of the insurance reserves of RIG.

            5.46 INSURANCE PRODUCERS. Schedule 5.46 sets forth a summary description of the compensation arrangements in place on the date of this Agreement with RIG's insurance agents, managers, brokers and other producers, which summary is true and complete in all Material respects. RIG has provided to ACNB Corp copies of each form of agreement in place on the date of this Agreement between RIG and its insurance producers.

            5.47 CERTIFICATES OF AUTHORITY. Schedule 5.47 lists all active licenses (including, without limitation, licenses and Certificates of Authority from insurance regulatory authorities), permits or authorizations to transact the business of insurance (the "Certificates of Authority," and each a "Certificate of Authority"), and sets forth the lines of insurance which are permitted to be written with respect to each such Certificate of Authority. No Certificate of Authority identified in such Schedule has been revoked, restricted, suspended, limited or modified nor is any Certificate of Authority the subject of, nor to the Knowledge of RIG or the RIG Shareholder is there a reasonable basis for, a proceeding for revocation, restriction, suspension, limitation or modification, nor, to the Knowledge of RIG or the RIG Shareholder, has any such proceeding been threatened by any licensing authority, nor is RIG operating under any formal or informal agreement or understanding with any insurance regulatory authority which restricts its authority to do business or to take, or refrain from taking, any action.

            5.48  INSURANCE, CLAIMS AND SERVICE AGREEMENTS.

              (1) Schedule 5.48(1) contains a complete and correct list of all types of insurance policy products Material to RIG's current operations issued by RIG on or after June 30, 2004 and currently in force or currently issuable by RIG. RIG has made or will make available to ACNB Corp complete and correct copies of all forms of insurance policy products Material to RIG's current operations together with all forms of endorsements used in connection with such forms.

              (2) Schedule 5.48(2) contains a complete and correct list of all claims and service administration agreements to which RIG is a party. Copies of all such claims and service administration agreements have been or will be made available to ACNB Corp.

              (3) No default of or breach by RIG or, to the Knowledge of RIG and the RIG Shareholder, by any other party under any claims and service administration agreement has occurred and, to the Knowledge of RIG and the RIG Shareholder, no basis currently exists for the declaration of any default or termination right thereunder.



                         SECTION 6. COVENANTS OF RIG AND
                               THE RIG SHAREHOLDER

         From the date of this Agreement until the Effective Time, RIG and the RIG Shareholder covenant and agree to do the following:

          6.1 CONDUCT OF BUSINESS. Except as otherwise consented to by ACNB Corp in writing and except as otherwise permitted in this Agreement, RIG and the RIG Shareholder shall, from the date of this Agreement until the Effective Time:

                  (1) use all reasonable efforts to carry on its business in, and only in, the ordinary course of business consistent with its past customary business practices (hereinafter referred to as "Ordinary Course of Business");

                  (2) to the extent consistent with prudent business judgment, use all reasonable efforts to preserve its present business organization, to retain the services of its present officers and employees, to maintain good relationships with its employees, and to maintain its relationships with customers, suppliers and others having business dealings with RIG;

                  (3) maintain all of RIG's structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by unavoidable casualty;

                  (4) use all reasonable efforts to preserve or collect all claims and causes of action belonging to RIG;

                  (5) keep in full force and effect all insurance policies now carried by RIG;

                  (6) perform in all Material respects RIG's obligations under all agreements, contracts, instruments and other commitments to which it is a party or by which it may be bound or which relate to or affect its properties, assets and business;

                  (7) maintain its books of account, financial statements and other financial records in accordance with past practices;

                  (8) comply in all Material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, directives, consent agreements, examination reports, and other federal, state, county, local and municipal governmental directives applicable to RIG and to the conduct of its business;

                  (9) not amend RIG's Articles of Incorporation or Bylaws unless requested to do so by ACNB Corp;

                  (10) not enter into or assume any Material contract, incur any Material liability or obligation, make any Material commitment, acquire or dispose of any property or asset or engage in any transaction or subject any of RIG's properties or assets to any Material lien, claim, charge, or encumbrance of any kind whatsoever;

                  (11) not take or permit to be taken any action that would constitute a breach of any representation, warranty or covenant set forth in this Agreement;

                  (12) not declare, set aside or pay any dividend or make any other distribution in respect of RIG Common Stock, except as provided in Subsection 6.9;

                  (13) not authorize, purchase, issue, transfer or sell (or authorize, issue or grant options, warrants or rights to purchase or sell) any shares of RIG Common Stock or any other equity or debt securities of RIG or any securities convertible into RIG Common Stock;

                  (14) not incur, assume, or prepay any Material indebtedness, liability, or obligation or any other Material liabilities or issue any debt securities other than in the Ordinary Course of Business and consistent with past practices;

                  (15) (a) not increase the rate of compensation of, or enter into any employment, severance, deferred compensation or other agreement with any officer, director, employee or consultant of RIG, or (b) pay a bonus or severance compensation to any officer, director, employee or consultant of RIG;

                  (16) not enter into any related party transaction except for the lease agreement attached hereto as Annex 8.2(27) and except such related party transactions relating to extensions of credit made in accordance with all applicable laws, regulations and rules and in the Ordinary Course of Business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arm's length transactions with other persons that do not involve more than the normal risk of collectability or present other unfavorable features;

                  (17) not change the presently outstanding number of shares or effect any capitalization, reclassification, stock dividends, stock split or like change in capitalization;

                  (18) not merge with or into, or consolidate with, or be purchased or acquired by, any other corporation, financial institution, entity, or person (or agree to any such merger, consolidation, affiliation, purchase or acquisition) or permit (or agree to permit) any other corporation, financial institution, entity or person to be merged with it or consolidate or affiliate with any other corporation, financial institution, entity or person; acquire control over any other firm, financial institution, corporation or organization or create any subsidiary; acquire, liquidate, sell or dispose (or agree to acquire, liquidate, sell or dispose) any assets;

                  (19) not solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning any acquisition or purchase of all or a substantial equity interest or portion of the assets in or of RIG or any business combination with RIG other than as contemplated by this Agreement, or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to notify ACNB Corp immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations are sought to be initiated with the RIG Shareholder or RIG;

                  (20) not enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock warrant, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, severance, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, or plan or arrangement, or any trust agreement related thereto, in respect to any of its directors, officers, or other employees;

                  (21) not change any method, practice or principle of accounting except as may be required by GAAP or any applicable regulation;

                  (22) not make any loan to any officer, shareholder or employee or compromise, expand, renew or modify any such outstanding commitment;

                  (23) not enter into any agreement or arrangement, except in the Ordinary Course of Business and consistent with past practices;

                  (24) not waive, release, grant or transfer any rights of value or modify or change in any Material respect any existing agreement to which RIG is a party, other than in the Ordinary Course of Business consistent with past practice;

                  (25) not take any action that would, under any statute, regulation or administrative practice of any regulatory agency, have a Material Adverse Effect on the ability of any party to this Agreement to obtain any required approvals for consummation of the transaction;

                  (26) not take any action that is inconsistent with the qualification of the transactions contemplated in this Agreement to qualify as a Qualified Stock Purchase transaction within the meaning of Section 338 of the Code;

                  (27) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) against RIG, its directors, officers, employees or agents, other than the payment, discharge or satisfaction in the Ordinary Course of Business and consistent with past practice of claims for contractual benefits under any insurance or reinsurance contract under which RIG or any of its syndicates managed by RIG is the insurer or reinsurer;

                  (28)     not agree to any of the foregoing items (1) through
                           (27).

         6.2 BEST EFFORTS. RIG shall cooperate with ACNB Corp and shall use its best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in Section 8 of this Agreement and to consummate this Agreement. In particular, without limiting the generality of the foregoing sentence, RIG and the RIG Shareholder shall:

                  (1) take, in good faith, all actions which are necessary or appropriate on its part in order to secure the approval and adoption of this Agreement by its shareholders, including recommending the approval of such Agreement by the RIG Shareholder;

                  (2) cooperate with ACNB Corp in making RIG's employees reasonably available for training by ACNB Corp prior to the Effective Time, to the extent that such training is deemed reasonably necessary by ACNB Corp;

                  (3) accrue all of its expenses and RIG Transaction Fees and pay all such expenses and RIG Transaction Fees within thirty days of the Effective Date;

                  (4) modify the Articles of Incorporation or Bylaws or any other documents of RIG reasonably requested by ACNB Corp and necessary to effectuate the transactions contemplated hereby; and

                  (5) promptly prepare and file, with the cooperation and assistance of ACNB Corp, all required applications and notices for regulatory approval of the transactions contemplated by this Agreement.

         6.3 ACCESS TO PROPERTIES AND RECORDS. RIG shall afford to the officers and authorized representatives of ACNB Corp access to properties, books and records pertaining to RIG in order that ACNB Corp may have full opportunity to make such reasonable investigations at such reasonable times as it shall desire, of the properties, books, contracts, documents and records of RIG, and the officers of RIG will furnish ACNB Corp with such additional financial and operating data, including test tapes, and other information as to its business and properties as ACNB Corp shall from time to time reasonably request and as shall be available, including, without limitation, information required for inclusion in all governmental applications necessary to consummate the transaction. Nothing in this Subsection 6.3 shall be deemed to require RIG to breach any obligation of confidentiality. ACNB Corp shall maintain the confidentiality of all information furnished to it by RIG pursuant to this Subsection 6.3 and if the transactions contemplated by this Agreement are not consummated for any reason, ACNB Corp agrees, at the option of RIG, either to return all such information and any copies thereof, including any extracts therefrom or memoranda relating thereto prepared by ACNB Corp, or to destroy all such information.

         6.4 SUBSEQUENT FINANCIAL STATEMENTS. Between the date of execution of this Agreement and the Effective Time, RIG shall promptly prepare and deliver to ACNB Corp, as soon as practicable, RIG's Monthly Reports for the month of May 2004 and each month thereafter through the Closing Date, and reports to shareholders and reports to regulatory authorities prepared by or for RIG.

         6.5 BOARD AND COMMITTEE MINUTES. RIG shall provide to ACNB Corp within three days after any meeting of the Board of Directors, or any committee thereof, or any senior or executive management committee, a copy of the minutes of such meeting.

         6.6 UPDATE SCHEDULES. RIG shall promptly disclose to ACNB Corp in writing any change, addition, deletion or other modification to the information set forth in the schedules to this Agreement. Notwithstanding the foregoing, disclosures made subsequent to the date of this Agreement shall not relieve RIG or the RIG Shareholder from any and all liabilities for prior statements and disclosures to ACNB Corp.

         6.7 NOTICE. RIG shall promptly notify ACNB Corp in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to ACNB Corp in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could have a Material Adverse Effect on the condition (financial or otherwise), assets, liabilities, business operations or future prospects of RIG.

         6.8 RIG AND RIG SHAREHOLDER CONSENT. RIG and the RIG Shareholder shall have executed and delivered to ACNB Corp, contemporaneously with the execution of this Agreement, a duly executed unanimous written consent of RIG and the RIG Shareholder approving the transactions contemplated by this Agreement.

         6.9 DISTRIBUTIONS AND DIVIDENDS. Except as otherwise provided in this Section 6.9 RIG shall not declare or pay any cash dividend or make any distributions to shareholders without the express, written approval of ACNB Corp.

         6.10 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, RIG agrees that it shall obtain the approval of ACNB Corp prior to issuing any press release and shall use its best efforts to consult with ACNB Corp before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency if required by such agency or the rules of the SEC or OTCBB on which ACNB Corp's common stock is listed.

         6.11 PAYMENT OF TAXES. RIG, and to the Knowledge of RIG's management, the RIG Shareholder shall have made payment in full of all taxes, penalties and interest assessed by the Internal Revenue Service associated with its examination of returns filed for tax years 2001, 2002 and 2003. RIG shall accrue and reserve amounts necessary for tax liabilities for the tax year 2004.

         6.12 GOOD FAITH COOPERATIVE EFFORT TO REVISE STRUCTURE. RIG and the RIG Shareholder hereby agree to cooperate with ACNB Corp to approve any revision to this Agreement, or to the attached Schedules, Annexes and Exhibits, involving a structural change to the transactions contemplated thereunder as contemplated by Subsection 3.6 hereof.

         6.13 DISASTER RECOVERY ACCESS. RIG shall permit ACNB Corp, in the event (i) a severe system problem or disaster occurs and (ii) RIG fails to take reasonable steps to respond to such severe system problem or disaster, reasonable access to systems, technical personnel and disaster recovery resources, so as to assure the continuity of business and systems required.

         6.14     POST-CLOSING SECTION 338(H)(10) ELECTION.

                  (1) The RIG Shareholder and Acquisition Subsidiary shall jointly file the Election under Section 338(h)(10) of the Code and under any comparable provisions of state, local, or foreign law with respect to the purchase of the RIG Shares (the "Election"). No later than one hundred fifty (150) days following the Effective Date, Acquisition Subsidiary shall supply the RIG Shareholder with Form 8883 prepared by Acquisition Subsidiary's regularly employed accountants which shall be attached to ACNB Corp's federal income Tax Return (and the forms, if any, to be attached to ACNB Corp's state income Tax Return). The RIG Shareholder and Acquisition Subsidiary shall take any action requested in writing by ACNB Corp that is consistent with the joint Election or its validity under the Code and the applicable Treasury Regulations.

                  (2) On the Closing Date, RIG and the RIG Shareholder shall execute and deliver to Acquisition Subsidiary five signed and executed copies of IRS Form 8023 provided by Acquisition Subsidiary and the equivalent forms for state income tax purposes, and shall thereafter provide any additional or similar forms under applicable federal, state, local or foreign law (the "Election Forms") to Acquisition Subsidiary as Acquisition Subsidiary may reasonably request.

                  (3) Acquisition Subsidiary shall be responsible for the preparation and filing of all forms and documents required in connection with the Election. Acquisition Subsidiary shall provide RIG and the RIG Shareholder with copies of (a) any necessary corrections, amendment, or supplements to Form 8023, (b) all attachments required to be filed therewith pursuant to applicable Treasury Regulations, and (c) any comparable forms and attachments with respect to any applicable state, foreign, or local elections included as part of the Election. RIG and the RIG Shareholder shall execute and deliver to Acquisition Subsidiary within five (5) days of receipt by RIG and the RIG Shareholder such documents or forms as are required properly to complete the Election.

                  (4) RIG and the RIG Shareholder shall cooperate fully with Acquisition Subsidiary and make available to Acquisition Subsidiary such tax data and other information as may be reasonably required by Acquisition Subsidiary in order for Acquisition Subsidiary to timely file the Election and any other required statements or schedules (or any amendments or supplements thereto) and shall, if requested by Acquisition Subsidiary, attach to the federal income Tax Return filed for ACNB Corp for the period ending with the Closing Form 8883 as referred to in Section 6.14(1).

                  (5) The Parties have mutually agreed that the Purchase Price Consideration of RIG shall be allocated in the following manner: $90,000 to fixed assets and the remainder to goodwill and other assets and liabilities.


         6.15. POST-CLOSING ACCESS AND COOPERATION. From and after the Closing Date, Acquisition Subsidiary agrees to permit the RIG Shareholder and their representatives to have reasonable access, during normal business hours, to the books and records of Acquisition Subsidiary, to the extent that such books and records relate to a Pre-Closing Period, and personnel, for the purpose of enabling the RIG Shareholder to: (i) prepare Tax Returns, (ii) investigate or contest any tax matter which the RIG Shareholder has the authority to conduct, and (iii) evaluate any claim for indemnification.

         6.16.    BUILT IN GAINS. If RIG is subject to any tax under Code
                  Section 1374 or 1375 (or any comparable provision of state or local law) prior to, at or after the Closing as a result of the Election, then such tax amount or amounts that are required to be paid by RIG, shall be borne by the RIG Shareholder.

         6.17. CONTRIBUTION OF RIG SHAREHOLDER GOODWILL. On or prior to the Closing Date, each RIG Shareholder shall contribute to RIG, 100% of their personal goodwill attributable to RIG.

         6.18. CONSENT TO POST-CLOSING MERGER. The RIG Shareholder hereby consents to the post-closing merger of RIG with and into Acquisition Subsidiary at ACNB Corp's sole discretion and RIG and the RIG Shareholders shall take all actions necessary or advisable to consummate such merger. The merger of RIG into Acquisition Subsidiary will not constitute a change in control nor trigger any rights to payment under the respective Employment Agreement attached to this Agreement as Exhibit 1 .

         6.19 TAX RETURNS AND TAX AUDITS. RIG shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for RIG for all periods ending on or prior to the Effective Date that are filed after the Effective Date. The Tax Returns shall conform to RIG's historical tax treatment and be consistent with past practice. Such Tax Returns shall be prepared by Robert W. Krop, CPA and subject to review by and approval of Beard Miller LLP and ACNB Corp. RIG shall permit Beard Miller, LLP and ACNB Corp to review and approve such Tax Returns described in the preceding sentences prior to filing. ACNB Corp and the RIG Shareholder shall cooperate fully to the extent reasonably requested by the other Parties in connection with the filing of Tax Returns pursuant to this Subsection 6.19, and any audit, litigation or other proceeding with respect to such Taxes. Such cooperation shall include the retention and (upon any Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and the making available of employees on a mutually convenient basis to provide additional information and explanation of any records or information provided hereunder.

                      SECTION 7. COVENANTS OF ACNB CORP AND
                             ACQUISITION SUBSIDIARY

         From the date of this Agreement until the Effective Time, ACNB Corp and Acquisition Subsidiary covenant and agree to do the following:

         7.1 BEST EFFORTS. ACNB Corp and Acquisition Subsidiary each agree to cooperate with RIG and the RIG Shareholder to use its best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in Section 8 of this Agreement and to consummate this Agreement. In particular, without limiting the generality of the foregoing sentence, ACNB Corp and Acquisition Subsidiary agree to do the following:

                  (1) Applications for Regulatory Approval. ACNB Corp shall promptly prepare and file, with the cooperation and assistance of RIG and the RIG Shareholder, all required applications for regulatory approval of the transactions contemplated by this Agreement.

         7.2 SUBSEQUENT FINANCIAL STATEMENTS. Between the date of signing this Agreement and the Effective Time, ACNB Corp shall promptly prepare and deliver to RIG, as soon as practicable, each report prepared by ACNB Corp and filed with the SEC.

         7.3 UPDATE SCHEDULES. ACNB Corp shall promptly disclose to RIG in writing any change, addition, deletion or other modification to the information set forth in the schedules to this Agreement. Notwithstanding the foregoing, disclosures made subsequent to the date of this Agreement shall not relieve ACNB Corp from any and all liabilities for prior statements and disclosures to RIG and the RIG Shareholder.

         7.4 NOTICE. ACNB Corp shall promptly notify RIG in writing of any actions, claims, investigations or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to RIG in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could have a Material Adverse Effect on the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of ACNB Corp.

         7.5 LAWS, RULES, ETC. ACNB Corp and Acquisition Subsidiary shall comply with and perform all Material obligations and duties imposed upon it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities, except in respects not Materially adverse to the business, operations, assets or financial condition of ACNB Corp or Acquisition Subsidiary or which would not Materially impair the ability of ACNB Corp or Acquisition Subsidiary to consummate the transactions contemplated hereby.

         7.6 APPROVAL. As the sole member of Acquisition Subsidiary, ACNB Corp will vote to approve this Agreement.

         7.7 TAX MATTERS. Neither ACNB Corp nor Acquisition Subsidiary shall take any action that would result in the failure of the transactions contemplated in this Agreement to qualify as a Qualified Stock Purchase transaction within the meaning of
                  Section 338 of the Code.

         7.8 TAX RETURNS AND TAX AUDITS. The Acquisition Subsidiary shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquisition Subsidiary and or RIG for all periods ending after the Effective Date and subject to review by and approval of Beard Miller LLP and ACNB Corp. The Acquisition Subsidiary and the RIG Shareholder shall cooperate fully to the extent reasonably requested by the other Parties in connection with the filing of Tax Returns pursuant to this Subsection 7.8, and any audit, litigation or other proceeding with respect to such Taxes. Such cooperation shall include the retention and (upon any Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and the making available of employees on a mutually convenient basis to provide additional information and explanation of any records or information provided hereunder.

         7.9 ASSUMPTION OF DEBT. At Closing, ACNB Corp shall only assume RIG's bank debt incurred to purchase any insurance agency that has been acquired as of April 21, 2004. The total assumption of debt by ACNB Corp shall not exceed $635,000.00. The Armor Loan, which will be assumed by ACNB Corp at Closing, is not included in this limitation on the assumption of debt.

             SECTION 8. CONDITIONS TO THE OBLIGATIONS OF ACNB CORP,
                            ACQUISITION SUBSIDIARY.
                           RIG AND THE RIG SHAREHOLDER

         8.1 COMMON CONDITIONS. The obligations of the Parties to consummate this Agreement shall be subject to the satisfaction of each of the following common conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived in accordance with the provisions of
                  Section 19 of this Agreement:

                  (1) This Agreement shall have been duly authorized, approved and adopted by the RIG Shareholder, as required by applicable provisions of Maryland Law, and the required provisions of RIG's Articles of Incorporation. This Agreement shall have been duly authorized, approved and adopted by ACNB Corp, as required by the applicable provisions of the PBCL and the applicable provisions of ACNB Corp's Articles of Incorporation and the applicable provisions of the rules and requirements of the OTCBB.

                  (2) The Parties hereto shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement and all notice periods and waiting periods required after the granting of such approvals shall have passed; provided, however, that no such approval shall have imposed any condition or requirement which in the opinion of the Board of Directors of ACNB Corp renders consummation of the transactions inadvisable.

                  (3) No action, suit or proceeding shall be pending or threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise have a Material Adverse Effect on the transactions contemplated by this Agreement.

                  (4) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.

                  (5) All other requirements prescribed by law that are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

         8.2 CONDITIONS TO THE OBLIGATIONS OF ACNB CORP. The obligations of ACNB Corp to effect the transactions shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

                  (1) Each of the representations and warranties of RIG and the RIG Shareholder contained in this Agreement shall be true and correct in all Material respects as of the Effective Time as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); RIG and the RIG Shareholder shall have performed each of its respective covenants and agreements contained in this Agreement; and ACNB Corp shall have received certificates signed by the President and Secretary of RIG and the RIG Shareholder, dated as of the date of the Closing, to the foregoing effect.

                  (2) There shall not have occurred any change in the financial condition, properties, assets, business, results of operation or future prospects of RIG which, individually or in the aggregate, has had or might reasonably be expected to result in a Material Adverse Effect on RIG.

                  (3) No environmental problem of a kind contemplated in Subsection 5.17 of this Agreement shall have been discovered which would, or which potentially could, have a Material Adverse Effect on the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of RIG; provided, that for purposes of determining the Materiality of an undisclosed environmental problem or problems, the definition of "Material" shall be governed by the definition in Section 1 of this Agreement.

                  (4) RIG shall have performed and complied in all Material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  (5) ACNB Corp shall have received an opinion or advice satisfactory to ACNB Corp from Robert W. Krop, CPA, reasonably satisfactory in form and substance to ACNB Corp as to the tax matters relating to this Agreement and the transactions contemplated hereby to the effect that:

                           (i) The transactions contemplated by this Agreement will constitute a Qualified Stock Purchase transaction within the meaning of
                                    Section 338 of the Code; and

                           (ii) The transactions contemplated by this Agreement will not have adverse tax consequences or result in adverse tax attributes to ACNB Corp or Acquisition Subsidiary.

                  (6) All applicable securities laws of the federal government and of any state government or governmental authority having jurisdiction over the transactions contemplated by this Agreement shall have been complied with to the reasonable satisfaction of ACNB Corp or ACNB Corp's counsel.

                  (7) ACNB Corp shall have received from the RIG Shareholder, contemporaneously with executing this Agreement, the written consent of the RIG Shareholder approving the transactions contemplated by this Agreement.

                  (8) Except as otherwise provided in this Agreement, prior to Closing, all issued and outstanding options, warrants or rights to acquire RIG Common Stock or any capital stock of RIG shall have been canceled. No compensation or other rights will be payable or exchangeable with respect to any such rights that remain unexercised at the Effective Time.

                  (9) Employment Agreement for Frank C.Russell, Jr. on terms and conditions mutually acceptable to the respective Parties shall have been executed no later than the Closing Date. Such executed and delivered Employment Agreement shall be made a part of this Agreement and attached hereto as Exhibit 1.

                  (10) ACNB Corp shall have received an opinion or opinions dated as of the Effective Time from Richard Solomon or other counsel reasonably satisfactory to ACNB Corp substantially in the form attached hereto as
                           Exhibit 2

                  (11)     All RIG Transaction Fees as described in Subsection
                           5.42 shall be delineated on Schedule 5.42 of this Agreement to be paid by the RIG Shareholder within thirty days of the Effective Date.

                  (12) Prior to Closing, all of RIG's and its subsidiaries' insurance carriers shall have received written notification of the transactions contemplated by this Agreement and written acknowledgements shall have been received from insurance carriers representing at least 80% of the 2003 annual commission revenue of RIG and its' subsidiaries.
..
                  (13) At the Effective Time, RIG and/or the RIG Shareholder shall have delivered to ACNB Corp, or a subsidiary of ACNB Corp designated by ACNB Corp, an assignment of all of RIG's rights in any Intellectual Property and associated goodwill. At the Effective Time, RIG and the RIG Shareholder shall have delivered to ACNB Corp, or a subsidiary of ACNB Corp designated by ACNB Corp, an assignment of all of RIG's and its subsidiaries and affiliates rights to all fictitious names, trade names, etc.

                  (14) At Closing, ACNB Corp shall have received all required or advisable licenses, permits, consents, approvals, and authorizations of any governmental entity necessary to conduct its business and in the jurisdictions in which RIG and its subsidiaries as of the date of this Agreement and until the Closing Date conduct business except for those which individually or in the aggregate would not be Material to the conduct of RIG's or Acquisition Subsidiary business.

                  (15) At Closing, all consents and assignments required or advisable to be obtained by the contracts delineated on Schedule 5.11 or Schedule 5.39 shall have been executed and delivered to ACNB Corp and shall be effective as of the Closing Date, except for those which individually or in the aggregate would not be Material to the conduct of RIG's or Acquisition Subsidiary business.

                  (16) At Closing, neither RIG or the RIG shareholder shall have any litigation, investigation, or proceeding, pending or threatened that involves RIG and that, if determined adversely to either, would Materially and adversely affect the condition (financial or otherwise), assets, liabilities, business operations, or future prospects of RIG or Acquisition Subsidiary.

                  (17) At Closing, the RIG Shareholder shall execute Code Form 8023 Corporate Qualified Stock Purchase Election in accordance with Section 6.14 of this Agreement.

                  (18) Prior to Closing, Grau & Russell Associates shall be a registered trade name, d.b.a., of RIG and Bruce Grau & Associates and RIG and Bruce Grau & Associates shall have entered into a one year contract regarding the joint use of the d.b.a. in a form satisfactory to ACNB Corp. Moreover, any contracts held under the name Grau and Russell Associates will be amended to read, "Russell Insurance Group and Bruce Grau & Associates d.b.a. Grau & Russell Associates."

                  (19) Prior to Closing, the Maryland corporation known as Grau & Russell Associates, Inc. shall be properly dissolved.

                  (20) Prior to Closing, the RIG Shareholder as a member of the Maryland LLC known as Freestate LLC will execute an operating agreement for Freestate LLC in a form satisfactory to ACNB Corp.

                  (21) Prior to Closing, ACNB Corp shall have received copies of all new or renewing insurance policies of RIG.

                  (22) Prior to Closing, all accounts receivable open items shall be cleared and be current and an accounts receivable open items aging report that reconciles to the Preliminary Balance Sheet shall be provided to ACNB Corp for review.

                  (23) Prior to Closing, all accounts payable open items, including producer payables, shall be cleared and current and an accounts payable open item report and binders payable open item report that reconcile to the Preliminary Balance Sheet shall be provided to ACNB Corp for review.

                  (24) Prior to Closing, the loan with Fidelity representing both personal and company borrowings will be amended and removed from the RIG Balance Sheet along with the related leasehold improvements.

                  (25) Prior to Closing, any and all loans to employees shall be paid to RIG by the employees.

                  (26) Prior to Closing, any Certificates of Deposits on the balance sheet of RIG issued in the name of the RIG shareholder shall be distributed to the RIG Shareholder.

                  (27) Prior to Closing, a lease agreement between the RIG shareholder and RIG for the building located at 2526
                           W. Liberty Road, Westminster, Maryland shall be executed and attached hereto as Annex 8.2(27) in a form satisfactory to ACNB.

                  (28) Prior to Closing, the RIG Shareholder will use his best efforts to obtain from the employees of RIG signed non-solicitation, non-compete and confidentiality agreements in the forms attached as Exhibits 4 and 5, respectively.

                  (29) Prior to Closing, the Fair Labor Standards Act status of each employee of RIG shall be determined by RIG.

                  (30) Prior to Closing, each RIG insurance carrier will have been provided with a commingling letter as required by Maryland law in the form attached hereto as Annex 8.2 (30).

                  (31) Prior to Closing, ACNB will have been afforded the opportunity to perform a due diligence review of the Armor Transaction.

                  (32) Prior to Closing, ACNB will have been afforded the opportunity to perform a due diligence review of the NeSmith Transaction.


         8.3 CONDITIONS TO THE OBLIGATIONS OF RIG AND THE RIG SHAREHOLDER. The obligations of RIG and the RIG Shareholder to effect the transactions shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

                  (1) Each of the representations, warranties and covenants of ACNB Corp contained in this Agreement shall be true and correct in all Material respects on the Effective Time as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); ACNB Corp shall have performed each of its covenants and agreements contained in this Agreement; and RIG shall have received a certificate signed by the President or Executive Vice President and Secretary of ACNB Corp dated as of the date of the Closing, to the foregoing effect.

                  (2) ACNB Corp shall have performed and complied in all Material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  (3) RIG shall have received an opinion dated as of the Effective Time from Shumaker Williams, P.C. or other counsel reasonably satisfactory to RIG, addressed to RIG and the RIG Shareholder, substantially in the form attached hereto as Exhibit 3.

                  (4) The RIG Shareholder shall have received an opinion or advice satisfactory to the RIG Shareholder from Beard Miller, LLP, or such other accounting or law firm reasonably acceptable to the RIG Shareholder, reasonably satisfactory in form and substance to the RIG Shareholder as to the tax matters relating to this Agreement and the transactions contemplated hereby.

                  (5) Frank C. Russell, Jr. and Rena Russell shall be removed as guarantors from the Armor Loan.

                             SECTION 9. TERMINATION

         This Agreement may be terminated, and the acquisition abandoned, at any time prior to the Effective Time, whether before or after the receipt of required approvals only if one or more of the following events shall occur:

         9.1      by the mutual written consent of the Parties hereto;

         9.2 by RIG, if (i) by written notice to ACNB Corp that there has been a Material breach of any obligation of ACNB Corp contained herein and such breach has not been remedied within twenty (20) days after receipt by ACNB Corp of written notice specifying the nature of such breach and requesting that it be remedied or (ii) by written notice to ACNB Corp that any condition in Subsections 8.1 and 8.3 to RIG's obligations hereunder has not been satisfied prior to Closing or such earlier date as may be specified herein;

         9.3 (a) by ACNB Corp, if (i) by written notice to RIG that there has been a Material breach of any obligation of RIG contained herein and such breach has not been remedied within twenty
                  (20) days after receipt by RIG of written notice specifying the nature of such breach and requesting that it be remedied
                  (ii) by written notice to RIG that any condition in Subsections 8.1 and 8.2 to ACNB Corp's obligations hereunder has not been satisfied prior to Closing or such earlier date as may be specified herein or (iii) by written notice to RIG if any matter has come to the attention of ACNB in the course of their due diligence investigation, or otherwise, with respect to the Armor Transaction or the NeSmith Transaction that, in ACNB's sole opinion, that leads ACNB to believe that it would be inadvisable for ACNB in ACNB's sole and exclusive judgment, to proceed with the transactions contemplated by this Agreement; (b) for the purpose of Section 9.3(a)(i) the failure to Close by December 31, 2004 in and of itself will not be a Material breach.

         9.4 by ACNB Corp or RIG, if the Closing shall not have occurred on or prior to December 31, 2004, unless the failure of such occurrence shall be due to the Material failure of the Party seeking to terminate this Agreement to perform or observe its agreements as set forth in this Agreement required to be performed or observed by such Party on or before the Closing; provided, however, that such date may be extended by the written agreement of the Parties; or

         9.5 by ACNB Corp or RIG, if the conditions set forth in Subsection 8.1(2) are unable to be fulfilled as a result of either Party's inability to obtain necessary regulatory approvals and consents by December 31, 2004; provided, however, that such date may be extended by the written agreement of the Parties.


                        SECTION 10. EFFECT OF TERMINATION

         10.1 EFFECT. In the event of termination of this Agreement as provided above, this Agreement shall immediately become null and void and the transactions contemplated herein shall thereupon be abandoned, except that the provisions relating to brokers Subsections 4.8 and 5.16, limited liability Subsection 10.2, confidentiality Subsection 10.3, publicity Section 18, and expenses Section 11 of this Agreement shall survive.

         10.2 LIMITED LIABILITY. The termination of this Agreement in accordance with the terms of Section 9 shall create no liability on the part of any Party, or on the part of any Party's directors, officers, shareholders, agents or representatives, except that if this Agreement is terminated by ACNB Corp by reason of a Material breach by RIG, or if this Agreement is terminated by RIG by reason of a Material breach by ACNB Corp, the breaching Party shall be liable to the nonbreaching Party or Parties for all costs or such liability as may be pursued and found as a matter of law or in equity, including but not limited to, reasonable out-of-pocket costs and expenses reasonably incurred by the nonbreaching Party or Parties in connection with the preparation, execution and consummation of this Agreement, including the fees of its or their counsel, accountants, consultants and other representatives.

         10.3 CONFIDENTIALITY. In the event of the termination of this Agreement, neither ACNB Corp nor RIG shall use or disclose to any other person any confidential information obtained by it during the course of its investigation of the other party or parties.


                              SECTION 11. EXPENSES

         11.1 Each Party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. In the event of termination of this

                  Agreement pursuant to Section 9, this Agreement shall thereafter become void and there shall be no liability on the part of any Party hereto or their respective officers or directors, except as provided in Subsections 10.2 and 10.3 and
                  11.2 hereof, and except that any such termination shall be without prejudice to the rights of any Party hereto arising out of the intentional or willful breach of any covenant or intentional or willful misrepresentation contained in this Agreement by any other Party hereto.

         11.2 So long as ACNB Corp shall not have breached its obligations hereunder, if this Agreement is terminated by ACNB Corp pursuant to Subsection 9.3(i), RIG shall promptly, but in no event later than thirty (30) business days after such termination, pay ACNB Corp a fee of $250,000, which amount shall be payable by check and shall be liquidated and exclusive damages. If RIG fails to promptly pay the amount due pursuant to this Subsection 11.2, and, in order to obtain payment, ACNB Corp commences a suit which results in judgment against RIG for all or a substantial portion of the fee set forth in this Subsection 11.2, RIG shall pay to ACNB Corp all costs and expenses (including reasonable attorney's fees) incurred by ACNB Corp in connection with such suit.

         11.3     INTENTIONALLY OMITTED..

                           SECTION 12. CONFIDENTIALITY

         Any non-public or confidential information disclosed by RIG, the RIG Shareholder or by ACNB Corp pursuant to this Agreement or as a result of the discussions and negotiations leading to this Agreement, or otherwise disclosed, or to which any other party has acquired or may acquire access, and indicated (either expressly, in writing or orally, or by the context of the disclosure or access) by the disclosing Party to be non-public or confidential, or which by the context thereof reasonably appears to be non-public or confidential, shall be kept strictly confidential and shall not be used in any manner by the recipient except in connection with the transactions contemplated by this Agreement. To that end, the Parties hereto will each, to the maximum extent practicable, restrict knowledge of and access to non-public or confidential information of the other Party to its officers, directors, employees and professional advisors who are directly involved in the transactions contemplated hereby and reasonably need to know such information. Further to that end, all non-public or confidential documents (including all copies thereof) obtained or created hereunder by any Party shall be returned as soon as practicable after any termination of this Agreement.

                      SECTION 13.  SURVIVAL OF REPRESENTATIONS
                              AND WARRANTIES, ETC.

         Except as otherwise provided in this Section 13, the representations and warranties set forth in Sections 4 and 5 hereof shall be deemed to have been relied upon by the Party to whom they are made and shall survive Closing unless by their terms, an earlier time is specified. All covenants and duties which relate to a time after Closing, including but not limited to those contained in Sections 3.1, 3.3, 3.4, 3.7, 6.11, 6.14, 6.15, 6.16, 6.18, 9, 10, 11, 12, 13,
14, 15, 16, 17, 19, 20, 21, 22, 24, and 27 shall survive Closing and all other covenants and duties which do not relate to a time after Closing shall not survive Closing. No investigation made by or on behalf of either Party shall affect the representations and warranties made pursuant to this Agreement.

                              SECTION 14. EMPLOYEES

         14.1 Except as may be otherwise specifically agreed to in writing by the Parties and subject to ACNB Corp's satisfactory review of personnel records, ACNB Corp and any of its affiliates (collectively, the "ACNB Corp Affiliates") shall continue to employ all persons who are officers and employees of RIG immediately before the Effective Time as officers and employees of RIG or an ACNB Corp Affiliate immediately following the Effective Time. Except for Frank C. Russell, Jr., the hired officers and employees will be employees' at-will with no express or implied right to continued employment. It shall be a condition to employment by ACNB Corp or any ACNB Corp Affiliate that any former officer or employee of RIG agree to cancel any existing employment contract, agreement or understanding between him or herself and RIG, including, without limitation, all benefits related to severance arrangements, bonuses, upon a change of control or otherwise and release ACNB Corp, ACNB Corp Affiliates and RIG from all contractual obligations under such agreements, prior to accepting such new employment and without accepting any of the severance benefits or other benefits or payments associated with such contract, agreement or understanding.

         14.2 ACNB Corp reserves any and all rights it may have regarding modification, amendment or termination of RIG's present health, welfare, benefit, pension and profit sharing plans. Any rights that ACNB Corp has to modify, amend or terminate such plans are unconditional if they are done to alleviate or correct any problems or deficiencies in the structure or administration of the plans. All other modifications, amendments or terminations of the plans are subject to the plans remaining, in the aggregate, at least equal to or better than RIG's existing plans.

                              SECTION 15. OFFICERS

         15.1     OFFICERS.  Frank C. Russell, Jr. shall be employed
as President pursuant to the terms and conditions of his respective Employment Agreement attached as Exhibit 1 and Dan Coughlin shall be employed as Vice President of RIG as an employee at will.

                           SECTION 16. INDEMNIFICATION

         16.1 From and for 3 years after the Effective Time, subject to the terms and conditions of this Agreement, the RIG Shareholder shall indemnify and hold harmless ACNB Corp from and against any and all liabilities, losses, costs, damages, judgments, settlements, penalties, fines, interest, obligations or expenses of any kind whatsoever (including, without limitation, reasonable attorneys' accountants', consultants' or experts' fees and disbursements) ("Losses") which ACNB Corp or any of its affiliates actually suffers, incurs or sustains arising out of or attributable to (whether or not arising out of third party claims) (i) any breach of any representation or warranty made by RIG or the RIG Shareholder in this Agreement,
                  (ii) any breach of any covenant to be performed by RIG or the RIG Shareholder pursuant to this Agreement, (iii) any Loss incurred by ACNB Corp in respect of any legal, administrative, arbitral, governmental or other proceedings, actions or governmental investigations of any nature ("Legal Proceedings") in progress, open, pending or threatened on the Effective Time and (iv) any actions, suits or proceedings, whether civil, criminal, administrative or investigative (including an action by or in the right of the corporation), commenced on or after the Effective Date which relate to facts, circumstances, events or actions on or prior to the Effective Date against ACNB Corp, brought by reason of the fact that ACNB Corp is a successor by operation of law to RIG.

         16.2 The RIG Shareholder shall indemnify and hold harmless ACNB Corp from and against any Losses, that ACNB Corp may sustain or become subject to as a result of the assertion against ACNB Corp of any liability or obligation with respect to any and all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise payroll, gains, withholding, ad valorem, social security, surplus lines or other taxes, including any interest penalties or additions attributable thereto ("Taxes") attributable to RIG prior to the Effective Date. This Section 16.2 and the obligations hereunder shall be, and continue without limitation and shall not be subject to any of the limitations on time or amounts as set forth in this Section 16.


         16.3 (I) The RIG Shareholder shall indemnify and hold harmless ACNB Corp and its assigns, successors, affiliates, directors, officers and representatives from any and all Losses resulting from or in connection with any investigation, litigation, claims, suits and causes of action that are associated with or arise from the criminal investigation of William Miller and the administrative order previously issued or the facts associated therewith. Further, the RIG Shareholder shall fully cooperate in any manner with regard to defending any litigation, claims, suits and causes of action that are associated with William Miller. This Section 16.3(i) and the obligations hereunder shall be, and continue without limitation and shall not be subject to any of the limitations on time or amounts as set forth in this Section 16.

                  (II) The RIG Shareholder shall indemnify and hold harmless ACNB Corp and its assigns, successors, affiliates, directors, officers and representatives from any and all Losses resulting from or in connection with any investigation, litigation, claims, suits and causes of action or UCC Financing Statements that are associated with or arise from the contracts entered into by and between Frank C, Russell, Jr, RIG and Norvergence or any further assignment of such contracts; or contracts entered into by and between Frank C, Russell, Jr, RIG and Continental Casualty Company or any further assignment of such contracts. This Section 16.3(ii) and the obligations hereunder shall be, and continue without limitation and shall not be subject to any of the limitations on time or amounts as set forth in this Section 16.

         16.4 From and for 3 years after the Effective Time, subject to the terms and conditions of this Agreement, ACNB Corp shall indemnify and hold harmless, the RIG Shareholder from and against any and all Losses which either actually suffers, incurs or sustains arising out of or attributable to (whether or not arising out of third party claims) (i) any breach of any representation or warranty made by ACNB Corp in this Agreement (ii) any breach of any covenant to be performed by ACNB Corp pursuant to this Agreement.

         16.5 The indemnified Party shall promptly notify the indemnifying Party of the discovery by it of, or the assertion against it of, any claim or potential liability for which indemnification is provided herein or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder; provided, however; that the failure promptly to give such notice shall affect any indemnified Party's rights hereunder only to the extent that such failure shall (i) actually materially and adversely affect any indemnifying Party or its rights hereunder or (ii) result in the indemnified Party failing to give notice of a claim for indemnification prior to the expiration of the survival period set forth in Section 16 hereof to which the claim relates.

         16.6 The right of an indemnified Party under this Section 16 shall be subject to the following conditions and limitations: (1) notice of any claim for indemnification under Section 16 shall have been given prior to the expiration of the survival period set forth in Subsections 16.1 and 16.4; (2) notice of any claim for indemnification with respect to Taxes and Losses attributable thereto, as set forth in Subsection 16.1 and Subsection 16.4, shall have been given prior to the expiration of the applicable statute of limitations (giving effect to any extensions thereof) for the assertion of claims by the relevant tax authority; and (3) with respect to a claim for indemnification arising out of or involving an assertion by a third party of liability on the part of an indemnified Party, the indemnified Party shall advise the indemnifying Party of all facts relating to such assertion within the knowledge of the indemnified Party, and shall afford the indemnifying Party the opportunity, at the indemnifying Party's cost and expense, to defend against such claims for liability; in any such action or proceeding, the indemnified Party shall have the right to retain its own counsel and to participate in the defense, but the fees and expenses of such counsel shall be at the expense of the indemnified Party unless (1) the indemnifying Party and indemnified Party mutually agree in writing to the retention of such counsel or (2) in the reasonable judgment of counsel for the indemnifying Party, representation of the indemnifying Party and the indemnified Party by the same counsel would be inadvisable due to actual or potential differing or conflicts of interest between them.

         16.7 Except in connection with the obligations under Sections 16.2 and 16.3(i) and 16.3(ii):

                  (a) Notwithstanding anything else to the contrary contained herein and in addition to any of the other conditions, limitations and exclusions set forth herein, the RIG Shareholder shall not be required to indemnify ACNB Corp, and neither ACNB Corp shall seek indemnity from the RIG Shareholder for Losses for which ACNB Corp is indemnified by any Person who is not affiliated with a Party, whether pursuant to an insurance policy, guarantee or otherwise.

                  (b) The indemnification obligations under this Section shall be net of any indemnity, contribution, or similar payments received hereunder from any third party not affiliated with a Party with respect to Losses indemnified hereunder.

         16.8 The indemnifying Party shall have the right to settle or compromise any claim or liability subject to indemnification under this Section 16 which is susceptible to being settled or compromised, provided, however, that any such settlement shall require the consent of the indemnified Party, which consent shall not be unreasonably withheld, provided further however, that the consent of the indemnified Party shall not be required if (i) the terms of the settlement require only the payment of damages and payment of the full amount of the relevant indemnification obligation to the indemnified Party is assured and (ii) the indemnified Party is not otherwise materially and adversely affected by the terms of the settlement.

         16.9 For the limited purposes of determining the RIG Shareholder's indemnification obligations under this Section 16, the "materiality" test set up by the use of the terms material, materially, material adverse effect or similar words to that effect in this Agreement shall be deemed to have been met where a Party has incurred, suffered or sustained an actual Loss.

         16.10    The time periods and amounts for indemnification under this
                  Section 16 shall be unlimited if Losses or Taxes are the result of or caused by fraud, the intentional or willful actions, or criminal actions on the part of a Party. In addition, the rights of a Party shall be unlimited in connection with Losses that are caused by or the result of fraud, the intentional and willful actions, or criminal actions on the part of the other Party. In the case of willful and intentional actions such actions require the actual knowledge by the Party that (i) in the case of a breach of representation or warranty that such representation or warranty was materially inaccurate at the time it was made, and (ii) in the case of a material breach of a covenant that such action or inaction that caused the breach was taken or not taken with the intent to take or not take said action. The indemnification provisions of Section 16 are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have in connection with matters within Section 16.10 of this Agreement.

         16.11 The RIG Shareholder shall obtain and maintain an errors and omissions insurance "tail coverage" policy for three years after the Effective Time that will include the directors and officers of RIG.

         16.12 The RIG Shareholder hereby agrees that he will not make any claim for indemnification against ACNB Corp by reason of the fact that he was a shareholder, director, officer, employee, or agent of RIG or was serving at the request of such entity as a partner, trustee, shareholder, director, officer, employee, or agent of another entity, whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter, complaint, claim or demand brought by ACNB Corp against such RIG Shareholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

         16.13 (a) Except as provided in Subsections 16.2 and 16.3(i) and 16.3(ii), the RIG Shareholder shall have no liability (for indemnification or otherwise) with respect to the matters described in this Section until the total of all Losses with respect to such matters exceeds $50,000, and then only for the amount by which such Losses exceed $50,000.

                  (b) Except as provided in Subsections 16.2 and 16.3(i) and 16.3(ii), notwithstanding any other provisions of this Agreement or any other document, the maximum aggregate liability of the RIG Shareholder under this Agreement shall be one hundred percent (100%) of the amount of the aggregate Purchase Price Consideration actually received by the RIG Shareholder.

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

         16.14 If ACNB Corp proposes to set-off against the Contingent Cash Consideration earned with respect to the indemnification obligations of the RIG Shareholder, then ACNB Corp and the RIG Shareholder shall attempt to mutually agree on the amount of the scheduled amount of the Contingent Cash Consideration to be set-off.

                          SECTION 17. ENTIRE AGREEMENT

         This Agreement, and all Exhibits, Annexes and Schedules attached hereto, embody the entire agreement among the Parties hereto with respect to the matters agreed to herein. All prior negotiations, discussions and agreements by and among the Parties hereto with respect to matters agreed to in this Agreement, or the Exhibits, Annexes or Schedules hereto, are hereby superseded and shall have no force or effect.

                              SECTION 18. PUBLICITY

         Except as provided in Subsection 6.10, the content and timing of all publicity and announcements concerning this Agreement, and all transactions contemplated by this Agreement, shall be subject to joint consultation and approval of the Parties hereto, subject, however, to the legal and regulatory obligations applicable to the Parties, specifically ACNB Corp shall be permitted to make disclosures it deems necessary to comply with its obligations as a publicly held company.


                        SECTION 19. AMENDMENT AND WAIVER

         Neither this Agreement, nor any term, covenant, condition or other provision hereof, may be amended, modified, supplemented, waived, discharged or terminated except by a document in writing signed by the RIG Shareholder and duly authorized officers by the respective boards of directors of RIG and ACNB Corp.

                            SECTION 20. GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland except to the extent that federal law is controlling.



                           SECTION 21. COMMUNICATIONS

         All notices, claims, requests, demands, consents and other communications which are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if hand delivered, sent by recognized overnight delivery service, sent by certified or registered mail, postage prepaid, return receipt requested, or by confirmed telecopy as follows:

         21.1     IF TO ACNB CORP, to:

                  ACNB CORP.
                  16 Lincoln Square
                  Gettysburg, PA 17325-0219
                  Attn: Ronald L. Hankey, Chairman

                  or to such other person or place as shall be designated to RIG and the RIG Shareholder in writing, and with a copy to:

                  SHUMAKER WILLIAMS, P.C.
                  3425 Simpson Ferry Road
                  Camp Hill, PA 17011
                  Attn:  Nicholas Bybel, Jr., Esquire

         21.2     IF TO RIG OR THE RIG SHAREHOLDER, to:

                  RUSSELL INSURANCE GROUP
                  2526 W. Liberty Road
                  Westminster, Maryland 21157
                  Attn: Frank C. Russell, Jr., President

                  or to such other person or place as shall be designated to ACNB Corp in writing, and with a copy to:

                  RICHARD G. SOLOMON, ESQUIRE
                  15245 Shady Grove Road, Suite 355
                  Rockville, MD 20850


         Any such notice or other communication so addressed shall be deemed to have been received by the addressee (1) if hand-delivered or sent by overnight delivery, on the next business day following the date so delivered or sent, (2) if sent by registered or certified mail, five (5) business days following the date sent, or (3) if sent by telecopy, upon verbal telephone confirmation of receipt thereof by an individual authorized to accept telecopy communications at the above-specified telecopy number as of the date of such receipt or confirmation.


                       SECTION 22. SUCCESSORS AND ASSIGNS

         The rights and obligations of the Parties hereto shall inure to the benefit of and shall be binding upon the successors and assigns of each of them; provided, however, that ACNB Corp shall be permitted to assign any of the rights, interest or obligations hereunder to any ACNB Corp Affiliate or successor without the prior written consent of the other Party.

                   SECTION 23. INTERPRETATION; HEADINGS, ETC.

            The headings of the Sections and Subsections of this Agreement have been inserted for convenience only and shall not be given substantive or interpretative effect whatsoever. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.


                            SECTION 24. SEVERABILITY

         In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intents of this Agreement.


                     SECTION 25. NO THIRD PARTY BENEFICIARY

         Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any person who is not a Party hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                            SECTION 26. COUNTERPARTS

         To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each Party, or that the signatures of all Persons required to bind any Party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each Party, or that the signatures of the Persons required to bind any Party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the Parties hereto.


                         SECTION 27. FURTHER ASSURANCES

         Each Party will execute and deliver such instruments and take such other actions as the other Party hereto may reasonably request in order to carry out the intent and purposes of this Agreement.

                        SECTION 28. DISCLOSURE SCHEDULES

            The inclusion of a given item in a disclosure schedule annexed to this Agreement shall not be deemed a conclusion or admission that such item (or any other item) is Material or has a Material Adverse Effect. The Disclosure Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedules shall be deemed to be disclosed for all purposes under this Agreement, but such disclosure shall not be deemed to be an admission or representation as to the Materiality of the item so disclosed.

         IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed, as of the date set forth above.


ATTEST:                                               ACNB CORP


By:                                                   By:
   -----------------------------------------            ----------------------------------------------
                                                           Thomas A. Ritter
                                                           Chief Executive Officer

ATTEST:                                              ACNB ACQUISITION, LLC



By:                                                  By:
   -----------------------------------------            ----------------------------------------------




ATTEST:                                              RUSSELL INSURANCE GROUP



By:                                                  By:
   -----------------------------------------            ----------------------------------------------
                                                            Frank C. Russell, Jr.
                                                            President


WITNESS:                                             RUSSELL SHAREHOLDER



By:                                                  By:
   -----------------------------------------            ---------------------------------------------------
                                                            Frank C. Russell, Jr.

                 AMENDMENT NO. 1 TO THE STOCK PURCHASE AGREEMENT


         This AMENDMENT NO. 1 to THE STOCK PURCHASE AGREEMENT, is dated as of December 31, 2004 (the "Amendment"), and entered into among ACNB Acquisition Subsidiary LLC, a Maryland limited liability company ("Acquisition Subsidiary"), ACNB Corporation, a Pennsylvania corporation ("ACNB"), Russell Insurance Group, Inc. ("RIG"), a Maryland corporation and Frank C. Russell, Jr., an adult individual ("Seller" or the "RIG Shareholder") (each a "Party") (all parties are collectively referred to as the "Parties").

         WHEREAS, the Parties entered into a Stock Purchase Agreement, dated as of November 19, 2004 (the "Agreement");

         WHEREAS, the Parties hereto wish to modify and amend the Agreement as set forth herein;

         NOW, THEREFORE, in consideration of the premises, covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

1. Amendment to Section 2.1 of the Agreement.

Section 2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

         Provided that all conditions precedent set forth in this Agreement shall have been satisfied or shall have been waived in accordance with
         Section 19 of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of ACNB Corp, 16 Lincoln Square, Gettysburg, Pennsylvania, or such other mutually agreed upon location, on such date and at such time as shall be agreed upon by the Parties, which date shall, unless otherwise agreed upon by the Parties, be the first business day of a calendar month and not be later than the 15th business day after the last approval of required governmental authorities is granted and any related waiting periods expire, but in no event later then January 7, 2005, unless extended by both Parties in writing. At the Closing, the Parties shall deliver the certificates required by Sections 8.2(1) and 8.3(1) of this Agreement, the tax forms required by Section 6.14 and such other documents and instruments as may be necessary or appropriate to effectuate the purposes of this Agreement.


2. Amendment to Section 9.3 of the Agreement.

Section 9.3 of the Agreement is hereby amended and restated in its entirety to read as follows:



                  (a) by ACNB Corp, if (i) by written notice to RIG that there has been a Material breach of any obligation of RIG contained herein and such breach has not been remedied within twenty
                  (20) days after receipt by RIG of written notice specifying the nature of such breach and requesting that it be remedied
                  (ii) by written notice to RIG that any condition in

                  Subsections 8.1 and 8.2 to ACNB Corp's obligations hereunder has not been satisfied prior to Closing or such earlier date as may be specified herein or (iii) by written notice to RIG if any matter has come to the attention of ACNB in the course of their due diligence investigation, or otherwise, with respect to the Armor Transaction or the NeSmith Transaction that, in ACNB's sole opinion, that leads ACNB to believe that it would be inadvisable for ACNB in ACNB's sole and exclusive judgment, to proceed with the transactions contemplated by this Agreement; (b) for the purpose of Section 9.3(a)(i) the failure to Close by January 7, 2005 in and of itself will not be a Material breach.

3. Amendment to Section 9.4 of the Agreement.

Section 9.4 of the Agreement is hereby amended and restated in its entirety to read as follows:

                  by ACNB Corp or RIG, if the Closing shall not have occurred on or prior to January 7, 2005, unless the failure of such occurrence shall be due to the Material failure of the Party seeking to terminate this Agreement to perform or observe its agreements as set forth in this Agreement required to be performed or observed by such Party on or before the Closing; provided, however, that such date may be extended by the written agreement of the Parties; or

4. Amendment to Section 9.5 of the Agreement.

Section 9.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

                  by ACNB Corp or RIG, if the conditions set forth in Subsection 8.1(2) are unable to be fulfilled as a result of either Party's inability to obtain necessary regulatory approvals and consents by January 7, 2005; provided, however, that such date may be extended by the written agreement of the Parties.

5. Miscellaneous.

(a) The Agreement is incorporated herein by reference.

(b) Except as otherwise set forth herein, the Agreement, as amended hereby, shall remain in full force and effect and the Parties shall have all the rights and remedies provided thereunder with the same force and effect as if the Agreement was restated herein in its entirety.

(c) The provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective executors, heirs, personal representatives, successors and assigns.

(d) This Amendment may be executed and delivered in several counterparts with the intention that all such counterparts, when taken together, constitute one and the same instrument.

6. This Amendment shall constitute an amendment to the Agreement in accordance with Section 19 of the Agreement.

         IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.


ATTEST:                                     ACNB CORPORATION

By:                                         By:
----------------------------                ---------------------------------



ATTEST:                                     ACNB ACQUISITION SUBSIDIARY LLC

By:                                         By:
----------------------------                ---------------------------------


ATTEST:                                     RUSSELL INSURANCE GROUP, INC.

By:                                         By:
------------------------------             ----------------------------------


WITNESS:                                    RIG SHAREHOLDER

By:                                         By:
------------------------------            -----------------------------------